                                                                    EXHIBIT 99.8


                   [COMPREHENSIVE CARE CORPORATION LETTERHEAD]
                                                               November 14, 1996




To:      Holders of our 7 1/2% Convertible Subordinated
         Debentures Due April 15, 2010 ("Debentures")


         Comprehensive Care Corporation (the "Company") is offering you, the Exchange, in which you may surrender each $1,000 in principal amount by you of your outstanding Debentures, which incidentally includes a surrender of all interest, comprised of approximately $208.98 of interest accrued by you and interest on default interest accrued as of November 15, 1996 per $1,000 of principal amount, in Exchange for an EXCHANGE CONSIDERATION offered to you by the Company in the Exchange Offer which is comprised of (a) a cash principal payment of $500, plus (b) a non-cash principal payment of sixteen (16) shares of Common Stock, par value $.01 per share, of the Company ("Common Stock"), and (c) a cash interest payment of $80, plus (d) a non-cash interest payment of eight
(8) shares of Common Stock.

         If you elect to keep your Debentures, you will not lose the accrual of any interest payment; provided, however, that continued payment of interest and ultimately the principal thereof by the Company is subject to prior satisfaction of conditions to such payment provided in the Indenture and the Company's ability to pay such interest. Principal and interest due under the Debentures are unsecured and are subject to the terms, restrictions and subordinations as provided in the Indenture pursuant to which the Debentures were issued.


         The Debentures are currently due and payable in full as a result of Debenture acceleration. The Company's non-payment of the October 15, 1994 interest installment and each subsequent semi-annual installment, and continuing payment defaults result in each Debentureholder being owed by the Company
$1,000 principal amount per $1,000 of face value plus approximately $208.98 of interest, including interest on default interest as of November 15, 1996. For the Exchange Offer to be completed, holders of a majority in principal amount of Debentures must consent for the purpose of giving notice to the Trustee that the acceleration is rescinded and also the Company must cure the Events of Default. Interest payments due on non-tendered Debentures are not waived, and all default interest will be paid to non-tendering Debentureholders. Subject to certain conditions, the Company expects to deliver Exchange Consideration for all Debentures properly tendered for Exchange. The Company also intends to resume semi-annual interest payments on non-tendered Debentures and does not have any present intention to redeem or otherwise retire any such non-tendered Debentures except in the Exchange.


         The Exchange Offer expires on December 23, 1996, and the Company anticipates payment of the Exchange Consideration on or before December 31, 1996. Under certain circumstances, the Company may extend such dates and amend or withdraw the offer. The enclosed Offering Circular further describes the Exchange Offer. Existing Debentureholders and their representatives, successors or assigns may obtain additional copies of the Offering Circular upon request to Kerri Ruppert, Senior Vice President, Secretary/Treasurer and Chief Financial Officer, telephone (800) 678-2273.

         You are urged to read the enclosed Offering Circular carefully. The Offering Circular is accompanied by a Letter of Transmittal, Notice of Guaranteed Delivery, Letter to Brokers and Letter to Clients of Brokers for your use in tendering your Debenture certificates to the Exchange Agent, First Trust of California, National Association. Also, the Offering Circular is accompanied by a Debenture Consent Solicitation Statement. Each of these documents is accompanied by additional documents describing the proposed transaction. One desired effect of the Exchange Offer is to obtain a rescission of acceleration of the Debentures so that the Company can resume its former non-default status under the Debentures and reinstate the maturity date of April 15, 2010.

         THE BOARD OF DIRECTORS SOLICITS YOU TO TENDER YOUR DEBENTURES TO RECEIVE THE EXCHANGE CONSIDERATION DESCRIBED ABOVE.

                                    Cordially,

                                    /s/ KERRI RUPPERT

                                    Kerri Ruppert
                                    Senior Vice President, Secretary/Treasurer and Chief Financial Officer

                                OFFERING CIRCULAR


 OFFER BY THE ISSUER TO EXCHANGE CASH AND COMMON STOCK FOR THE SURRENDER OF ALL
     PRINCIPAL AND INTEREST DUE ON ANY OR ALL OUTSTANDING 7 1/2% CONVERTIBLE
            SUBORDINATED DEBENTURES DUE APRIL 15, 2010 ("DEBENTURES")


                         COMPREHENSIVE CARE CORPORATION

                          1111 BAYSIDE DRIVE, SUITE 100
                            CORONA DEL MAR, CA 92625


            THE COMPANY OFFERS AN AGGREGATE EXCHANGE CONSIDERATION OF
        $500 IN CASH AND 16 SHARES OF ITS COMMON STOCK AS PRINCIPAL, AND
            $80 IN CASH AND 8 SHARES OF ITS COMMON STOCK AS INTEREST,
            FOR THE SURRENDER OF EACH $1,000 OF OUTSTANDING PRINCIPAL
                              AMOUNT OF DEBENTURES

                           AND WAIVER AND FORGIVENESS
              OF ALL CLAIMS THEREUNDER, INCLUDING INTEREST THEREON

                               ACCRUED OR ACCRUING
          FROM APRIL 15, 1994 TO THE DATE OF THE EXCHANGE, WHICH WOULD
             BE $208.98 OF INTEREST ACCRUED, INCLUDING ALL INTEREST
                  ON DEFAULT INTEREST AS OF NOVEMBER 15, 1996,
             PLUS INTEREST THEREAFTER AT THE RATE OF 7 1/2% PER YEAR


THE EXCHANGE OFFER WILL EXPIRE AT 2:00 P.M. ST. PAUL, MINNESOTA TIME, ON DECEMBER 23, 1996 UNLESS THE EXCHANGE OFFER IS EXTENDED.

DEBENTUREHOLDERS WILL BE REQUIRED TO CONSENT PURSUANT TO THE DEBENTURE CONSENT SOLICITATION STATEMENT IN ORDER TO TENDER A DEBENTURE, AND REVOCATION OF CONSENT WILL DISQUALIFY THE TENDER OF A DEBENTURE, IN EACH CASE UNLESS THE COMPANY DETERMINES TO WAIVE THIS CONDITION IN ITS OWN DISCRETION BY ACCEPTING SUCH A DEBENTURE FOR EXCHANGE. THE CONSENT BY A CERTAIN AMOUNT OF DEBENTURES IS A CONDITION TO THE EXCHANGE. THE EXCHANGE OFFER WILL BE EXTENDED TO AT LEAST THE FIFTH (5TH) BUSINESS DAY AFTER THE COMPANY OBTAINS CONSENT FOR APPROVAL OF ALL PROPOSALS.

THE DATE OF THIS OFFERING CIRCULAR IS NOVEMBER 14, 1996.

         Comprehensive Care Corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $500 in cash plus sixteen (16) shares of Common Stock, par value $.01 per share ("Common Shares"), designated aggregately as a payment of principal, plus $80 in cash plus eight (8) Common Shares, designated aggregately as a payment of interest (the combined total of principal and interest herein called "Exchange Consideration") for each $1,000 of the outstanding principal amount of its 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the "Debentures"), and the waiver by the Debentureholder of all interest accrued and unpaid on such principal amount as of the date of the Exchange except for such designated interest payment included in the Exchange Consideration. See "The Exchange Offer -- Procedures for Tendering."

         THE COMPANY IS CONCURRENTLY SOLICITING FOUR CONSENTS FROM DEBENTUREHOLDERS PURSUANT TO A DEBENTURE CONSENT SOLICITATION STATEMENT
WHICH IS A DOCUMENT SEPARATE FROM THIS OFFERING CIRCULAR RELATING TO THE
FOLLOWING: Consent (1) to rescind, and to notify the Trustee of a rescission of, an acceleration of $9,538,000 of principal due under the Debentures, (2) to waive, and to notify the Trustee of a waiver of, any defaults or Events of Default (other than nonpayment of any interest due), (3) to instruct the Trustee not to pursue any remedy available at law or in equity upon anything less than future directions given by a majority in outstanding principal amount of Debentures during the Consent Solicitation Period, and (4) to the waiver of formal notice from the Company to the Trustee with respect to the cancellation under the Indenture of the Company's sinking fund payment obligations (the "Proposals").


         IF THE CONSENTS ARE OBTAINED, ALL DEBENTURES WHICH REMAIN UNTENDERED AND OUTSTANDING AT THE EXPIRATION OF THE OFFER WILL BE ENTITLED TO RECEIVE A PAYMENT OF $202.73 PER $1,000 OF PRINCIPAL, PLUS ADDITIONAL INTEREST ACCRUING ON OVERDUE INTEREST FROM AND AFTER NOVEMBER 15, 1996 TO THE DEFAULT INTEREST PAYMENT DATE AT THE RATE OF 7 1/2% PER YEAR, BUT THE ACCELERATION WILL HAVE BEEN RESCINDED BY VIRTUE OF SUCH CONSENT AND INTEREST PAYMENT.


         The Company shall not accept any Debentures submitted for tender at any time after 2:00 p.m., St. Paul, Minnesota time on December 23, 1996 (the "Expiration Date"), the business day five business days prior to the Interest Record Date, as defined below. The Company will pay (concurrently with the interest payment on all of the Debentures not exchanged in the Exchange Offer) the Exchange Consideration to the Trustee for the benefit of tendering Debentureholders, and holders of Senior Debt, and upon the receipt of the Exchange Consideration by the Trustee, and if at such time such payments to Debentureholders are permitted by law and only if the Trustee also shall not have theretofore received a notice of any claim that there has occurred a prohibited default under, or non-payment of, any Senior Debt, then and in such case, the payments shall be deemed effectively made as soon as the funds are held by the Trustee. Thereupon, simultaneously with consent on Proposal No. 1, all Events of Default will be cured by full payment of interest to every Debentureholder rejecting the Exchange Offer. Interest, interest on default interest, and all other claims are waived by every Debentureholder who accepts the Exchange Offer by tendering and surrendering Debentures in exchange for Exchange Consideration. The interest due (other than the interest arising only on account of acceleration) will be paid to all Debentureholders (except as to only the aforesaid tendered and exchanged Debentures). The scheduled consummation of the Exchange Offer, subject to extension by the Company, is on or before December 31, 1996 (the "Exchange Date"). The Company also will, upon rescission of acceleration, and at least fifteen (15) calendar days in advance of the dates concerned, notify all Debentureholders of the record date (the "Interest Record Date") and the date for payment of default interest ("Interest Payment Date").



         Presently, 152,608 of the Common Shares have been accepted for listing upon notice of issuance on The New York Stock Exchange, Inc. ("NYSE"). On November 4, 1996, the reported closing price of the Common Shares on the NYSE was $11 1/2 per share. The Exchange Consideration includes twenty-four (24) Common Shares. The Company's Common Shares are described in "Risk Factors," "Price Range of the Common Shares" and "Description of the Capital Stock." See "Summary Comparison of Terms of Debentures and Exchange Consideration." All Debentures are convertible into Common Shares at the Conversion Price in effect from time to time, which currently is approximately $250 per share of Common Stock. (See the "Notice of Conversion Price Adjustment".)

         Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all Debentures properly tendered prior to the Expiration Date, unless the Exchange Offer is extended from time to time at the option of the Company. Tenders of Debentures may be withdrawn at any time prior to 2:00 p.m., St. Paul, Minnesota time on the Expiration Date. See "The Exchange Offer -- Withdrawal Rights." The Company will deliver Exchange Consideration including certificates representing Common Shares as soon as practicable following the Expiration Date. PROVIDED, if, under circumstances then prevailing, financing is unavailable or is available only on terms that are unacceptable in the Company's reasonable judgment, the Company may elect not to proceed with or to effect the Exchange, if the Company reasonably determines that the Exchange is not in the best interests of the Company, or may amend the Exchange Offer, including to permit the Company to accept less than all of the Debentures tendered and to prorate acceptances of the offer among all tendering holders.

         An aggregate of $9,538,000 in principal amount ("face value") of Debentures was outstanding as of November 14, 1996. The Debentures are traded in the over-the-counter market, although trading in these securities is limited and sporadic. The Debentures are not quoted on any automated quotation system. On November 4, 1996, the reported bid and asked prices of the Debentures were $470.20 and $472.70, respectively, per $1,000 original principal amount on the over-the-counter market based on information from Merrill Lynch & Co., Inc. The existence of a bid price does not indicate an active trading market exists or will exist.

         The entire outstanding principal amount of $9,538,000 of Debentures, plus interest on the principal amount from April 15, 1994, through November 15, 1996, of approximately $1,847,988, default interest accrued thereon of approximately $145,306, and $59,613 due only on account of acceleration, will be due and payable pursuant to acceleration of the Debentures by holders of 25% or more of the outstanding principal amount. Interest is unpaid on the Debentures from April 15, 1994. As of November 15, 1996, the amount of interest and default interest accrued would be $208.98 per $1,000 of principal amount. Interest continues to accrue thereafter to the Exchange Date at the rate of 7 1/2% per year.

         The Exchange Offer is not conditioned upon any minimum principal amount of Debentures being tendered for exchange, although the obligation of the Company to complete the Exchange is subject to the Company's ability to raise sufficient funds, the rescission of acceleration of the Debentures, the absence of certain actions or notices by Senior Debt holders, and certain customary conditions, all as described under "The Exchange Offer -- Conditions of the Exchange Offer," certain of which may be waived by the Company. According to the Indenture between the Company and the Trustee, no payment may be made to the holders of Debentures if any Senior Debt, as defined in the Indenture, has matured and is unpaid or if any Senior Debt, as so defined, is in default and if such default would permit acceleration of the Senior Debt and if any legal action concerning any such default is commenced or if the Senior Debt holder gives notice to the Company of such a default. To the Company's best knowledge, there is no such default under any Senior Debt. However, no assurance can be made that no such default exists or may occur in the future.

         The Exchange Offer is being made by the Company in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman, or other person for soliciting tenders of the Debentures. Regular employees of the Company and its subsidiaries, who will not receive additional compensation therefor, may solicit exchanges from holders of the Debentures. This Exchange Offer is directed solely to existing Debentureholders. The Trustee will assist administratively in mailing and receiving tenders, consents and written requests for information, and will receive and authenticate all tendered Debentures and all Consents for a fee. The Trustee shall not make recommendations with respect thereto.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, the information or representations should not be relied upon as having been authorized by the Company.

         This Offering Circular does not constitute an offer to any person in any jurisdiction in which any such offer would be unlawful, and the Company will not accept tenders from holders of Debentures in any jurisdiction in which such acceptance would not be in compliance with applicable securities or blue sky laws of such jurisdiction.

         This Offering Circular describes private unregistered sales of the Company's Common Stock and convertible debt. Such shares upon issuance are restricted pursuant to the Securities Act and may not be resold without registration under the Securities Act or an appropriate exemption. No offer thereof, express or implied, is made herein.

                             ADDITIONAL INFORMATION

         The Trustee of the Debentures is First Trust of California, National Association, successor to Bank of America National Trust and Savings Association. The Trustee has also agreed to provide certain services as Exchange Agent in connection with the Exchange Offer. Holders of Debentures who require assistance may contact the Company, attention Kerri Ruppert, Senior Vice President, Secretary/Treasurer and Chief Financial Officer, at 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625, (800) 678-2273; or by mail to the Exchange Agent and Trustee, First Trust of California, National Association, successor to Bank of America National Trust and Savings Association, 180 East Fifth Street, Suite 200, St. Paul, Minnesota 55101.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         This Offering Circular does not contain all of the information set forth in the Schedule 13E-4, as the same from time to time may hereafter be amended (the "Schedule 13E-4"), of which this Offering Circular is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Schedule 13E-4, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of documents incorporated by reference herein or other appendices or supplements to this Offering Circular.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:

         The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 as filed with the Securities and Exchange Commission (the "Commission") on August 29, 1996, and as amended on Form 10-K/A-1 as filed on September 27, 1996, and as amended on Form 10-K/A-2 as filed on November 7, 1996.

         The Company's Quarterly Report on Form 10-Q for the three months ended August 31, 1996 as filed with the Commission on October 15, 1996.


         The Company's Definitive Debentureholder Consent Solicitation Statement on Schedule 14A as filed with the Commission on November 18, 1996.



         The Company's Periodic Reports on Forms 8-K as filed with the Commission on June 6, July 25, August 16, October 4, October 23, and November 4, 1996, respectively.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Offering Circular, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Offering Circular and to be part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

         The Company will provide, without charge, to each person, including any beneficial owner, to whom this Offering Circular is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information this Offering Circular incorporates). Such requests should be directed to Kerri Ruppert, Senior Vice President, Secretary/Treasurer and Chief Financial Officer of the Company, at
(800) 678-2273.

                                TABLE OF CONTENTS


                                                                                                                 Page
PURPOSE OF THE EXCHANGE OFFER...................................................................................  1

OFFERING SUMMARY................................................................................................  1

SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION............................................  4

THE COMPANY.....................................................................................................  6

FINANCIAL INFORMATION...........................................................................................  6

EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES.................................................................  7

RATIO OF EARNINGS TO FIXED CHARGES.............................................................................. 10

RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY................................................................ 10

PRICE RANGE OF DEBENTURES....................................................................................... 11

PRICE OF SECURITIES PRIOR TO ANNOUNCEMENT....................................................................... 11

INTERESTS OF CERTAIN PERSONS.................................................................................... 11

THE EXCHANGE OFFER.............................................................................................. 12

PRICE RANGE OF THE COMMON SHARES................................................................................ 24

SHARES ELIGIBLE FOR FUTURE SALE................................................................................. 25

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES....................................................................... 27

DESCRIPTION OF CAPITAL STOCK.................................................................................... 29

DESCRIPTION OF DEBENTURES....................................................................................... 31

RISK FACTORS.................................................................................................... 35

PRINCIPAL STOCKHOLDERS.......................................................................................... 47

USE OF PROCEEDS................................................................................................. 48

DIVIDEND POLICY................................................................................................. 48

PRO FORMA CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS.............................................. 49

CHANGES IN ACCOUNTANTS.......................................................................................... 58

                          PURPOSE OF THE EXCHANGE OFFER

         The Exchange Offer is an integral step in the Company's recapitalization and offer of compromise to the Debentureholders in order to eliminate its default status under the Debentures and to enable the Company to conduct its affairs and business without the overhanging threats of foreclosure and bankruptcy, and to attempt to increase the value of the Company's Common Stock for the benefit of all of the stockholders, including those who receive their shares in the Exchange. Payment of all amounts due under the Debentures has been accelerated by a group of Debentureholders, and thus approximately $11.5 million is currently due and payable under the Debentures, subject, however, to, rescission of the acceleration by holders of a majority in principal amount of the outstanding Debentures. All other continuing Events of Default must be appropriately cured or waived prior to the rescission becoming effective. Concurrently with the Exchange, the Company is soliciting the rescission of acceleration. Holders of Senior Debt (as defined by the subordination provisions of the Debentures) or Debentureholders or other creditors may be able to make claims senior to those of Debentureholders or on a parity therewith. Payments by the Company in exchange for the Debentures are expected to improve the Company's financial position. The issuance of Common Shares and payment by the Company in cash at a discount to the face amount are expected to improve the Company's balance sheet and financial outlook. If holders of a majority in principal amount of the outstanding Debentures notify the Trustee of rescission of acceleration of the Debentures, the Debentures will be reinstated and once again will mature on April 15, 2010. If the holders of a majority in principal amount of Debentures outstanding do not give notice of rescission of acceleration of the Debentures, the Company will then consider its potential options, but has no present intention to consummate the Exchange or to pay any interest accrued on the Debentures unless the acceleration is rescinded. Substantial disclosure concerning the Exchange Offer's underlying contracts, arrangements, understandings or relationships is also contained in Item 5, entitled "Contracts, Arrangements, Understandings or Relationships with respect to the Issuer's Securities," of the Schedule 13E-4, which is incorporated herein by this reference.

                                OFFERING SUMMARY

         The following is a summary of certain features of the Exchange Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information included elsewhere in this Offering Circular.

THE OFFERING....................................   The Company is offering to exchange the Exchange Consideration, as defined below, for each $1,000 principal amount of outstanding Debentures properly tendered for exchange and accepted by the Company in the Exchange Offer.
                                                   See "The Exchange Offer--Terms of the Exchange Offer."

EXCHANGE CONSIDERATION..........................   The Company is offering to exchange, for each $1,000 principal amount of outstanding Debentures and the interest accrued thereon (estimated to be
                                                   $208.98 of interest per $1,000 of principal amount as of November 15,
                                                   1996), a principal payment of $500 in cash plus sixteen (16) shares of
                                                   Common Stock and additionally an interest payment of $80 in cash plus eight
                                                   (8) shares of Common Stock. All Debentureholders that tender Debentures will be deemed to have waived accrued interest since April 15, 1994 (and interest on default interest since October 15, 1994) to the extent the aggregate accrued amount exceeds the aggregate designated interest payment.

EFFECTS OF TENDERING
 DEBENTURES.....................................   Tendering Debentureholders will receive Exchange Consideration for
                                                   Debentures and will waive a portion of the accrued interest. Debentureholders should receive a separate proxy statement relating to Notice of Rescission of
                                                   Acceleration and an accompanying consent form to be submitted by them to the Trustee.

NOTICE OF RESCISSION
OF ACCELERATION.................................   As a condition to the Company's obligation to consummate the Exchange, the acceleration of the Debentures must be rescinded. Rescission of acceleration will have significant effects on  all non-tendering Debentureholders or any tendering Debentureholders whose tendered Debentures are not accepted for exchange. See "Risk Factors."  Also see "Acceptance of Debentures for
                                                   Exchange; Delivery of Exchange Consideration."

EXPIRATION DATE.................................   2:00 p.m., St. Paul, Minnesota time, on December 23, 1996, unless extended by the Company. See "The Exchange Offer--Expiration Date; Extensions;
                                                   Termination; Amendments."

WITHDRAWAL OF TENDERS...........................   Tenders of Debentures may be withdrawn at any time prior to the Expiration
                                                   Date or at any time after December 30, 1996, if not theretofore accepted for exchange. See "The Exchange Offer -- Withdrawal Rights."

ACCEPTANCE OF DEBENTURES........................   The Company will accept for exchange any and all Debentures which are properly tendered in the Exchange Offer prior to 2:00 p.m., St. Paul,
                                                   Minnesota time, on the Expiration Date, subject to the Company's ability to extend, amend or terminate the Exchange. See "The Exchange Offer--
                                                   Acceptance of Debentures for Exchange."

CONDITIONS OF THE EXCHANGE
  OFFER.........................................   The Company's obligation to consummate the Exchange Offer is not conditioned upon any minimum principal amount of Debentures being tendered for exchange. The Exchange Offer is, however, subject to the
                                                   Company's ability to raise sufficient funds to purchase all of the Debentures that are properly tendered; the rescission of acceleration of the Debentures
                                                   (requiring consent of holders of a majority of the Debentures) and waiver of all existing Events of Default (requiring two-thirds of the Debentures); the prior payment of any matured principal and interest or other charges under any Senior Debt and the absence of legal actions or default notices by Senior
                                                   Debt holders with a right to accelerate the maturity of Senior Debt, as well as the satisfaction of certain customary conditions.  Certain of the conditions may be waived by the Company. See "The Exchange Offer--Conditions of the
                                                   Exchange Offer."

PROCEDURES FOR TENDERING
  DEBENTURES....................................   Each holder of Debentures wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal or a reasonable facsimile, in accordance with the instructions contained therein, and forward or hand deliver such Letter of Transmittal to the Exchange Agent at the address set forth therein. Any holder of Debentures whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or nominee is urged to contact such registered holder promptly if such record holder wishes to tender Debentures in the Exchange Offer. Holders whose certificates that represent their Debentures are not immediately available or who cannot deliver their certificates or any other required documents to the Exchange
                                                   Agent prior to 2:00 p.m., St. Paul, Minnesota time, on the Expiration Date may tender their Debentures pursuant to the guaranteed delivery procedure set forth herein. See "The Exchange Offer--Procedures for Tendering" and
                                                   "--Guaranteed Delivery Procedure."

NOTICES OF RESCISSION
  OF ACCELERATION...............................   The Company's Debentures have been and are immediately due and payable.
                                                   The Company requests that all Debentureholders submit a Notice of
                                                   Rescission of Acceleration to the Trustee. While the acceleration of
                                                   Debentures is continuing, the Trustee can obtain a judgment against the
                                                   Company in the amount of the full face value of the Debentures, plus interest and default interest and costs.

SENIOR DEBT.....................................   The Debentures are subordinated to all Senior Debt.  All principal or interest of Senior Debt, as defined in the Indenture, that has theretofore matured, by acceleration or otherwise, must be paid prior to the Company's making any payment to Debentureholders. Any Senior Debt holder who commences any legal proceeding (whether or not the holder prevails), or gives notice (whether or not meritorious) concerning any purported Senior Debt default that purportedly would permit the Senior Debt to be accelerated can effectively prevent or delay payment to Debentureholders pursuant to the Indenture.
                                                   Moreover, it is a condition to the Exchange Offer that payment be made in full on Senior Debt that has matured and that no Senior Debt holders commence proceedings or give notices as stated above. The Company anticipates being able to make full payment of approximately $500,000 of matured Senior Debt and is currently not aware of any such default under
                                                   Senior Debt.  As of August 31, 1996, the Company believes that it has approximately $2.0 million of Senior Debt outstanding and an additional $8.5 million in the aggregate of other liabilities with priority over the Debentures.

EFFECTS OF THE RESCISSION
  OF ACCELERATION...............................   Rescission of acceleration may affect the rights of Debentureholders relative to other creditors. The Company intends to consummate the Exchange Offer as promptly as legally practicable following or concurrently with the effective rescission of acceleration.  Substantial disclosure is provided in
                                                   Schedule 13E-4, Item 8, entitled "Additional Information" concerning the
                                                   Exchange Offer's underlying exemption from the Securities Act of 1933,
                                                   NYSE listing approval for shares of Common Stock issuable in Exchange for
                                                   Debentures, the purpose or background of the Exchange Offer and the accompanying Consent Solicitation Statement, and intentions of the Company if any Proposal is not approved.

INTEREST PAYABLE TO THE
NON-TENDERING DEBENTUREHOLDER...................   Debentureholders intending to tender in the Exchange Offer must properly tender before the Expiration Date, as the same may be extended from time to time.  The default interest will not be payable until after Debentures are tendered at the Expiration Date. The tendering Debentureholder will be offered the Exchange Consideration in lieu of all rights under the Debentures, including among other things, the interest payable to the non-tendering
                                                   Debentureholder.

TRADING.........................................   The Company's Debentures are traded in the over-the-counter market;
                                                   however, trading is sporadic. The Company's shares of Common Stock are traded on the NYSE and the Common Shares included in the Exchange
                                                   Consideration have been or will have been approved for listing on the NYSE subject to notice of issuance. No assurance is given of continuation of NYSE listing. See "Risk Factors--Continued Listing on NYSE."

EXCHANGE AGENT..................................   First Trust of California, N.A., 180 East Fifth Street, Suite 200, St. Paul,
                                                   Minnesota 55101. See "The Exchange Offer--Exchange Agent."

FURTHER INFORMATION.............................   For further information, please contact the Company, attention Kerri Ruppert,
                                                   Senior Vice President,
                                                   Secretary/Treasurer and Chief
                                                   Financial Officer, at (800)
                                                   678-2273 or First Trust of
                                                   California, N.A., the
                                                   Exchange Agent, at the above
                                                   address.

      SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION


                      THE DEBENTURES                                         EXCHANGE
                                                                           CONSIDERATION
PRINCIPAL   While the Debentures are                              For each $1,000 in principal amount
            accelerated, $1,000 of principal and                  exchanged, the Debentureholder will
            interest accrued on the principal to the              receive $500 in cash plus 16 shares of
            date of payment is payable, along with                Common Stock. As of November 4, 1996,
            interest on unpaid interest to the                    the closing price of the Common Stock on
            extent lawful is due and payable in                   the NYSE was $11 1/2. The rights of
            cash. See "Interest" below. If the                    holders of Common Stock are junior to
            acceleration is rescinded, the principal              the rights of Debentureholders and all
            amount will be due in full April 15,                  other creditors. See "Ranking" below.
            2010, subject to earlier redemption in
            the Company's discretion. No sinking
            fund payments will be due.


INTEREST    Interest accrues at the rate of                       The Exchange Consideration includes, as
            7 1/2% per annum calculated on a 30-day               interest, for each $1,000 in principal
            month and 360-day year basis. Interest                amount exchanged, $80 in cash plus 8
            has not been paid since April 15, 1994                shares of Common Stock. No additional
            on the Debentures. Five semi-annual                   payment of Exchange Consideration will
            interest installments are in arrears                  be due on account of interest accruing
            (October 15, 1994, April 15, 1995,                    or accrued or any other claim under such
            October 15, 1995, April 15, 1996 and                  Debentures. As of November 4, 1996, the
            October 15, 1996). Debentures earn                    reported closing price of the Common
            interest on default interest at 7 1/2%                Stock on the NYSE Composite Tape was $11
            per annum, to the extent permitted by                 1/2.
            law. While the Debentures are
            accelerated, interest accrues on the
            entire principal amount. Approximately
            $208.98 of interest in the aggregate
            will have accrued on each $1,000 face
            value to November 15, 1996. If the
            acceleration is to be rescinded, the
            interest required to be paid would be
            approximately $202.73 per $1,000 face value
            as of November 15, 1996, which excludes
            the portion of accrued interest due only
            on account of the acceleration,
            comprising a portion of the semi-annual
            installment of interest due April 15,
            1997 accruing at the rate of 7 1/2% per
            year on the principal amount of
            $9,538,000 over the period from October
            15, 1996 to April 15, 1997.

MATURITY    While the Debentures are                              Upon the Exchange being completed, the
            accelerated, all $9,538,000 of principal              tendering Debentureholders will receive
            and, through November 15, 1996, an                    Exchange Consideration, and the
            aggregate of $1,993,294 of interest will              Debentures tendered and exchanged will
            be due and payable immediately. If the                be cancelled.
            acceleration is rescinded, the principal
            amount will mature on April 15, 2010,
            subject only to optional redemption by
            the Company at 100% of face amount, and
            also subject to acceleration in the
            event of notice by the Trustee or at
            least 25% in principal amount of
            Debentures following the existence and
            continuation of any Event of Default.
            Because $36,460,000 in principal amount
            of the Debentures that were originally
            issued had been retired, comprised of
            the Debentures converted by
            Debentureholders in March 1991, the
            Company elected to subtract from the
            Company's sinking fund obligations the
            amount of retired Debentures. The effect
            is to cancel the sinking fund redemption
            obligation that otherwise would apply
            pursuant to the terms of the Debentures.

CONVERSION  Each $1,000 in principal                              See "Principal" above.
            amount is convertible into 4 whole
            Common shares (and the Debentureholder
            will not be entitled to convert a
            Debenture in a principal amount less
            than $1,000) at the current conversion
            price of $248.12 per share. The
            conversion price is subject to
            adjustment to prevent dilution in
            certain events. The conversion price
            adjustments are made generally whenever
            shares are sold by the Company at a
            price below the average closing price on
            the NYSE during a specified period. See
            "Risk Factors--Conversion Price Far
            Above Share Prices." See the "Notice of
            Conversion Price Adjustment" attached as
            Exhibit 99.18 hereto.

RANKING       Debentures are unsecured general           Payments received in the Exchange Offer
              obligations of the Company subordinate     by Debentureholders may be subject to
              to all existing and future Senior Debt     claims of Senior Debt holders or other
              of the Company (as defined), are           creditors, and, if competing creditors
              generally on a parity with unsecured       prevail in asserting their claims, the
              general credit of the Company, excluding   Exchange Consideration may be
              subsidiaries, and may indirectly have      forfeitable. See "Priorities of
              claims on the stock owned by the Company   Securities and Other Considerations
              of its subsidiaries, but only after all    Relating to Any Future Bankruptcy of the
              of the subsidiaries' creditors have been   Company." Shares of Common Stock
              paid in full. At August 31, 1996, Senior   received in the Exchange constitute
              Debt of the Company totaled                "equity" securities of the Company,
              approximately $2,042,000, other debt of    which by their nature are subordinate to
              the Company on a parity with Debentures    all indebtedness of the Company and any
              totaled approximately $2,011,000,          senior "equity."
              excluding subsidiaries, and the
              Company's subsidiaries were obligated to
              pay approximately $8,646,000 of debt and
              contingently obligated to redeem
              approximately $1,040,000 of senior
              equity.


FORFEITURE    Payments received generally by             Payments received in the Exchange Offer
              Debentureholders may be subject to         by Debentureholders may be subject to
              claims of Senior Debt holders or other     claims of Senior Debt holders, and, if
              creditors, and, if competing creditors     competing creditors prevail in asserting
              prevail in asserting their claims, the     their claims, the Exchange Consideration
              payments may be forfeitable. See           may be forfeitable. See "Priorities of
              "Priorities of Securities and Other        Securities and Other Considerations
              Considerations Relating to Any Future      Relating to Any Future Bankruptcy of the
              Bankruptcy of the Company."                Company."



REDEMPTION    Debentures are redeemable at any time in   The Exchange Consideration includes
              whole or in part at the option of the      Common Stock, which has no redemption
              Company at the principal amount,           rights.
              together with accrued interest.


                                   THE COMPANY

         Comprehensive Care Corporation (the "Company") was incorporated in Delaware in 1969. The Company, directly or through subsidiaries, engages in providing behavioral health care and substance abuse treatment on a managed-care or contract basis. The Company owns and operates one freestanding hospital facility, and owns three other freestanding hospital facilities that are closed and held for sale.

         In response to continuing changes in the behavioral health care industry, the Company has made significant changes in its operations, including the divestiture of many freestanding facilities, so that the Company can focus on its network solutions related to managed care and behavioral medicine contract management operations. During fiscal 1996, managed care operations experienced significant growth through internal development and the expansion into new behavioral health managed care markets and products. The Company's primary use of available cash resources is to expand its behavioral medicine managed care and contract management businesses and fund operations while it seeks to restore profitability to certain of its freestanding facilities.

         The outstanding Debentures were originally issued pursuant to an April 25, 1985 public offering, and all principal and interest thereunder is due on account of acceleration. In the third quarter of fiscal 1997, the Company is expecting to complete the Exchange Offer with respect to the Debentures. The Exchange Offer and the related Debenture Consent Solicitation are intended to rescind the acceleration of the Debentures. If effected, the rescission of the acceleration could improve the Company's financial condition. To the extent Debentures are converted into Common Stock of the Company, the subordinated debt related thereto is retired and some portion of that amount becomes part of stockholders' equity. However, the rescission of acceleration could have the effect of impairing the rights of Debentureholders who do not tender relative to other creditors of the Company, now or in the future. Also completion of the Exchange Offer is subject to a high degree of risk. See "Risk Factors."


         The Company generated losses from operations in fiscal 1996 and relied for its cash requirements on funds generated by a tax refund in the amount of $9.4 million (less certain amounts described under "Risk Factors--Tax Matters" below) for the fiscal 1995 tax year, and a sale of a $1.0 million Secured Conditional Exchangeable Note, which was converted into 132,560 shares of the Company's Common Stock on May 31, 1996. During the first quarter of fiscal 1997, the Company has utilized the proceeds from the sale of assets, a $5.4 million fiscal 1996 Federal income tax refund received in October 1996, and other available cash on hand to fund its working capital deficit. The Company will principally rely for cash financing of the Exchange Offer on its cash reserves.


                              FINANCIAL INFORMATION

         The information under the captions "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Consolidated Financial Statements," and "Notes to Consolidated Financial Statements" included in the Company's Form 10-K/A-2, for the fiscal year ended May 31, 1996, on approximately pages 17 through 65 thereof, as filed on or about November 7, 1996 with the Commission, is incorporated herein by this reference.

         The information under the captions "Management's Discussion and Analysis of Results of Operations," "Risk Factors," "Condensed Consolidated Financial Statements," and "Notes to Condensed Consolidated Financial Statements" included in the Company's Form 10-Q, for the fiscal quarter ended August 31, 1996, on pages 2 through 25 thereof, as filed October 15, 1996 with the Commission, is incorporated herein by this reference.

                 EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES

         The proposed Exchange Offer will require, if accomplished at all, a maximum of $5,532,040 to pay the cash portion of the Exchange Consideration and the issuance of up to 228,912 shares of the Company's Common Stock to fund the stock portion of the Exchange Consideration. Debentures that are accepted in the Exchange will become the property of the Company, along with all rights or claims thereunder, and each Debentureholder who surrendered the Debenture will immediately become the holder of a right to receive the Exchange Consideration, in exchange for cancellation of such principal and interest. Therefore, the Exchange of all outstanding Debentures would require no additional funding for interest payments. In the Exchange, the Company offers $500 in cash and sixteen
(16) shares of Common Stock (designated principal portion of the Exchange Consideration) for each $1,000 of principal amount of Debentures and $80 in cash plus eight (8) shares of Common Stock per $1,000 principal amount of Debentures (designated interest portion of the Exchange Consideration) in exchange for all accrued interest and default interest on such $1,000 of principal amount (estimated at $208.98 as of November 15, 1996).

         Assuming that a majority in principal amount of Debentures consent to rescission of acceleration, then the acceleration will be rescinded if and only if the Company's financing is then adequate to complete the Exchange, including both (i) payment of the Exchange Consideration in exchange for the Debentures that are tendered, and (ii) payment of interest that is currently due and unpaid, plus interest accrued on all overdue amounts, in respect to all Debentures that are not tendered in order to effect a rescission of acceleration of the Debentures. The Trustee has undertaken to accept the deposit of funds and thereafter such funds will be held for the benefit of Senior Debt (to the extent described elsewhere and dealt with specifically), Debentureholders, and satisfaction of Indenture-related obligations to pay the Trustee's fees and costs generally. The Company believes that no Senior Debt will mature and be unpaid. However, such costs or expenses shall be provided for and added to the amount of funding.


                                        FUNDING
                                As of November 1, 1996
                                     (in millions)

                          Requirements        Sources          Funding (Deficit)
Cash on hand            $     (1.0)(1)       $       8.0        $       7.0

Cash Consideration            (5.5)(2)                --               (5.5)
Costs                         (0.1)(3)                --               (0.1)
                        ----------           -----------        -----------
Cash Position                 (6.6)                  8.0                1.4

Committed Funding               --                   5.0                5.0
                        ----------           -----------        -----------

    Total:              $     (6.6)          $      13.0        $       6.4


(1) The requirement for cash on hand includes cash to operate and pay all indebtedness that is or becomes due before the Exchange is consummated (excluding the Debentures).

(2) The requirement for cash consideration is equal to the cash portion of the Exchange consideration for 100% of the outstanding Debentures ($580/$1,000 x $9,538,000 = $5,532,040).

(3)      The costs of the Exchange are estimated at approximately $75,000.

         The Company, in the case of non-tendered Debentures, will cure the interest default by payment of interest due and interest on such default interest, under all of the Debentures that are not tendered and exchanged (other than interest due only on account of acceleration). Such interest payable (excluding interest due only on account of acceleration) will be comprised of the following five overdue semi-annual interest installments: (1) interest at the rate of 7 1/2% per year on the $9,538,000 outstanding principal amount for the 6 months commencing April 15, 1994 due October 15, 1994, (2) interest at the rate of 7 1/2% per year on the $9,538,000 outstanding principal amount for the 6 months commencing October 15, 1994 due April 15, 1995, (3) interest at the rate of 7 1/2% per year on the $9,538,000 outstanding principal amount for the 6 months commencing April 15, 1995 due October 15, 1995, (4) interest at the rate of 7 1/2% per year on the $9,538,000 outstanding principal amount for the 6 months commencing October 15, 1995 due April 15, 1996, and (5) interest at the rate of 7 1/2% per year on the $9,538,000 outstanding principal amount for the 6 months commencing April 15, 1996 due October 15, 1996--plus interest on the foregoing respective default interest installments from the due date until the date that the interest is paid (the "Interest Payment Date"). At November 15, 1996, the aggregate interest payable to Debentures in order to rescind acceleration , as described in the preceding sentence, will be approximately $1,933,681, which is approximately $202.73 per $1,000 of principal amount. This amount of interest due only on account of acceleration, as of November 15, 1996, will be aggregately $59,613, payment of which will be due on April 15, 1997 (along with the balance of the regular semi-annual installment of interest then due for the period from October 15, 1996 to April 15, 1997).

         In addition, the Company's Senior Debt, as defined in the Indenture, is payable to the extent Senior Debt has matured. Senior Debt generally includes all indebtedness (whether incurred directly or assumed or guaranteed) for borrowed money, any debt that is evidenced by a note or similar instrument, or evidenced by a lease which appears on the Company's consolidated balance sheets and in which the Company is the lessee, or evidenced an obligation for deferred purchase price for property. The Company estimates that the amount of such Senior Debt that will mature prior to November 30, 1996 is $500,000 or less and will be satisfied by the Company when due.

         At November 1, 1996, the Company had approximately $8.0 million in short-term cash equivalent investments. The Company estimates that approximately $3.0 million would be sufficient to exchange approximately 30% of the outstanding principal amount of Debentures and pay overdue interest due on the 70% Debentures remaining (calculated as of November 15, 1996). If 100% of the outstanding principal amount of Debentures were exchanged, the Company estimates that approximately $5.5 million in cash would be required. To provide funds for the Debenture Exchange and/or additional operating needs, in addition to cash on hand, the Company also anticipates utilizing one or more of the following potential sources of cash to provide funds for additional needs:

         - The Company has received a firm commitment, expiring in August 1997, from Lindner Funds, a mutual fund, to purchase in a private placement at least $5.0 million of 15% fully secured Company notes due no earlier than 15 months from the date of issuance, if offered by the Company.


         - The Company filed its fiscal 1995 Federal tax return, and a Form 1139 "Corporate Application for Tentative Refund" in the amount of $9.4 million. The Company received the full refund claim for fiscal 1995 in October 1995. In September 1996, the Company filed its fiscal 1996 Federal tax return and also filed a Form 1139 in the amount of $5.5 million. The Company received a refund in the amount of $5.4 million during the second quarter of fiscal 1997. The Company has also filed amended Federal tax returns for prior years to claim refunds for an additional $7.7 million. These refund claims have been made under Section 172(f) of the Internal Revenue Code, an area of the tax law with little guiding legal precedent, and there may be substantial opposition by the IRS to the Company's refund claims. The Company is currently under audit by the IRS regarding its 1995 Federal tax return and the amended returns for prior years. Accordingly, no assurances can be made to the Company's entitlement to such refunds or the timing of the receipt of the unpaid refund claims.


         - Included in property and equipment held for sale is one hospital facility currently under contract to be sold. The sale of this facility is scheduled to close during the second or third quarter of fiscal 1997. The proceeds from the sale are expected to be $1.3 million.

         - Included in assets held for sale (non-current) are two hospital facilities designated as property and equipment held for sale with a total carrying value of $4.7 million. The Company expects to sell these facilities during fiscal 1997. In addition, the Company sold a non-operating facility during the first quarter of fiscal 1997. As part of this transaction, the Company took back a note on the property with provisions that allow the buyer a discount if the note is paid in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be $1.55 million. Proceeds from the sales of such assets may not be available by the time the Debenture Exchange is expected to occur. Accordingly, Management expects to use such cash proceeds, if received during fiscal 1997, to fund expansion of the Company's operations

         All of these potential sources of additional cash in fiscal 1997 are subject to variation due to business and economic influences outside the Company's control. There can be no assurance that during fiscal 1997 the Company will complete the transactions required to fund its working capital deficit.


         Further, the Exchange will not occur until after the rescission of acceleration has been funded. The Expiration Date of the Exchange Offer is December 23, 1996, unless extended, and the Exchange Date is scheduled as December 31, 1996. The rescission of Acceleration will be effective between December 16, 1996 and December 31, 1996 when Consent is given on the Proposals and the Company has funded the default interest payment and the delivery of the Exchange Consideration. If and only if the Acceleration is successfully rescinded, the Company will be able to substantially fund an Exchange. The Exchange Offer will be extended until at least five (5) business days after the Consent is given and the Company substantially funds the maximum transactions. See "Risk Factors."



         On July 20, 1995, the Company filed its Federal income tax return for fiscal 1995. On August 4, 1995, the Company filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses under Section 172(f) requesting a refund to the Company in the amount of $9.4 million. On August 30, 1995, the Company also filed amended Federal tax returns for several prior years to carry back losses under Section 172(f). The refunds claimed on the amended returns are approximately $6.2 million for 1986; $0.4 million for 1985; $0.7 million for 1983 and $0.4 million for 1982. On September 20, 1996, the Company filed its Federal income tax return for fiscal 1996, and subsequently filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses described in Section 172(f) requesting a refund to the Company in the amount of $5.5 million. On October 4, 1996, the Company received $5.4 million related to its 1996 Federal income tax return. The total refunds applied for are $22.6 million, comprised of $7.7 million for amended prior years' returns, $9.4 million for fiscal year 1995, and $5.5 million for fiscal year 1996.
Section 172(f) is an area of the tax law with little guiding legal precedent. There may be opposition by the Internal Revenue Service ("IRS") as to the Company's ability to obtain benefits from refunds claimed under this section. Therefore, no assurances can be made as to the Company's entitlement to the claimed refunds. Receipt of the Federal tax refunds does not imply IRS approval. See "Risk Factors--Tax Matters."



         In October 1995, the Company received a $9.4 million refund for fiscal 1995. Of this refund, $2.4 million was recognized as a tax benefit during the second quarter of fiscal 1996. Due to the lack of legal precedent regarding
Section 172(f), the remaining amount, $7.0 million, is reflected on the Company's consolidated balance sheets in unbenefited tax refunds received. In addition, during the second quarter of fiscal 1996, the Company recorded a tax benefit of $0.2 million, which is related to prior years returns. The Company paid a contingency fee of $1.9 million related to the 1995 refund. In the event the IRS Appeals Office determines that the Company is not entitled to all or a portion of the deductions under Section 172(f), this fee is reimbursable to the Company proportionately. Of the $1.9 million, the Company expensed $0.5 million during the second quarter of fiscal 1996, which is the amount of fees related to the tax benefit recognized by the Company. The remaining $1.4 million is reflected in the Company's financial statements as other receivables.


         The Company is currently under audit by the IRS related to its 1995 Federal income tax return and the amended returns for prior years.

         The Company currently anticipates that between 30% and 100% of the principal amount of Debentures outstanding will be tendered in the Exchange Offer.

         In the event that financing is unavailable or is available only on terms that are unacceptable in the Company's reasonable judgment, then the Company may elect not to Exchange, if the Company reasonably determines that the Exchange is not in the best interests of the Company, or in all likelihood would amend the Exchange Offer, in order to announce that it will amend the Exchange Offer in order to seek a maximum of less than 100% of the outstanding Debentures. This will permit the Company to accept less than all of the Debentures tendered and prorate acceptances of the offer among all tendering holders in accordance with Rule 13e-4 under the Securities Exchange Act ("Rule 13e-4"), subject to leaving such amended offer open for at least then (10) business days, and compliance with all applicable requirements to give notice or otherwise in accordance with Rule 13e-4.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. Adjusted Net Earnings represent consolidated earnings (loss), before provision (benefit) for income taxes, and the cumulative effect of accounting changes and before fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortized issuance cost of debt, and a one-third portion of rental expense which is deemed representative of the interest factor. The Company has no Preferred Stock outstanding.

                                                               YEAR ENDED MAY 31,
                                                                                             3 Months Ended
                             1992          1993         1994          1995          1996     August 31, 1996
                             ----          ----         ----          ----          ----     ---------------
                                                                 (in thousands)
Adjusted Net Earnings       $   80       $(9,222)      $(5,889)     $(9,614)     $(5,045)        $(1,313)

Total Fixed Charges         $4,392       $ 2,183       $ 1,662      $ 1,739      $ 1,675         $   457

Ratio of earnings to
  fixed charges             0.02:1            (a)           (a)          (a)          (a)             (a)

-----------------
(a) The difference between Adjusted Net Earnings and Total Fixed Charges results in deficiencies of $11,406,000, $7,551,000, $11,353,000 and $6,720,000
         for the 1993, 1994, 1995 and 1996 fiscal years, respectively, and $1,770,000 for the three months ended August 31, 1996, which in turn would have resulted in negative ratios of earnings to fixed charges for such fiscal periods.

                RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY

         There have been no transactions in the Debentures by the Company or any of its executive officers, directors, affiliates or any associate or subsidiary thereof during the forty (40) business days of the Company immediately preceding the date of this Offering Circular.

                            PRICE RANGE OF DEBENTURES

         The Debentures are traded over-the-counter. The Debentures are sparsely or thinly traded. The Debentures are not included in any automated quotation system. As of November 4, 1996, the reported bid price per $1,000 face amount was $470.20 and the reported asked price was $472.70 according to Merrill Lynch & Co., Inc., as based only on trades made by such broker. The following table sets forth the range of reported high and low bid prices per $1,000 of face amount reported from the trading records at Merrill Lynch & Co., Inc. for the Debentures for the fiscal quarters indicated.

                     1995                          HIGH           LOW
First Quarter...............................      $483.10       $481.30
Second Quarter..............................       484.90        483.20
Third Quarter...............................       486.70        479.30
Fourth Quarter..............................       487.50        453.80

                     1996
First Quarter...............................      $483.40       $464.40
Second Quarter..............................       491.50        457.70
Third Quarter...............................       487.50        468.40
Fourth Quarter..............................       496.40        462.10

                     1997
First Quarter...............................      $492.20       $472.50
Second Quarter to November 4, 1996..........       501.30        466.90


The quotations reflected in the high and low bid range were reported to the Company by Merrill Lynch & Co., Inc. The Debenture are not quoted in any automated quotation system. The high and low bid range information is necessarily based on a small subset of the actual Debenture transactions. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         There is only sporadic trading of the Debentures. The existence of a reported price does not imply that an active trading market exists or in the future will exist. In the event that a substantial portion of the Debentures are exchanged by the holders thereof, the trading, if any, may become more sporadic.

                    PRICE OF SECURITIES PRIOR TO ANNOUNCEMENT

         As of March 2, 1995, the date preceding the public announcement of the intention to make the Exchange Offer, the bid price for Debentures per $1,000 of principal amount was $360 and the asked price was $390 as reported by a broker based on its own trading records. The Debentures are not quoted on any automated quotation system. Trading in the Debentures is limited and sporadic. Also on March 2, 1995, the closing sales price for the Company's Common Stock reported on the NYSE Composite tape was $5 3/4.

         As of November 4, 1996, the bid and asked prices for the Debentures were $470.20 and $472.70, respectively, as reported by Merrill Lynch & Co., Inc. based on its own trading records, and as of November 4, 1996 the low and high sales prices for the Company's Common Stock were $11 3/8 and $11 3/4, respectively, and the closing price was $11 1/2, as reported on the NYSE Composite tape.

                          INTERESTS OF CERTAIN PERSONS

         The directors and executive officers who served the Company since June 1, 1994 have no substantial interest, direct or indirect, by security holdings or otherwise, in the Exchange Offer and the approval or disapproval of rescission of Acceleration, except as holders of Common Stock generally.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange the Exchange Consideration for each $1,000 principal amount of its outstanding Debentures, including a waiver of the interest accrued thereon, the interest accrued on default interest, and all other rights, claims (known or unknown) or interests therein as of the time of a consummation of the Exchange. The Letter of Transmittal, and the Exchange by Debentureholders itself, results in Debentureholders' Exchanging all the rights to receive anything of value in Exchange for designated principal and interest as Exchange Consideration.

         Based on the Exchange of $1,000 in principal amount, a Debentureholder that takes the Exchange Consideration and surrenders a Debenture in the Exchange would experience a loss for accounting purposes of $(629) partially offset by the value of 24 shares of Common Stock. The total value, principal and interest, that is represented by the Exchange Consideration depends on how the Common Shares are valued.


                             EXCHANGE CONSIDERATION
                        DISCOUNT TO DEBENTURE FACE VALUE
                     (AMOUNTS ARE PER $1,000 OF FACE VALUE)

                                        Exchange                        Debentures                Net Face
                                      Consideration                     Cancelled                   Value
                             -----------------------------          ---------------       ----------------------------
                                                 Shares                                                   Shares
                                                of Common                                                of Common
                               Cash              Stock               Face Value               Cash         Stock
                             ----------        -----------          ---------------       ------------   -------------
Principal                     $ 500               + 16                $ (1,000)              $ (500)         + 16
Interest                         80               +  8                    (209)(1)             (129)         +  8
                              -----                ---                --------                 -----          ---
Total                         $ 580               + 24                $ (1,209)              $ (629)         + 24


(1)      Estimated to November 15, 1996.

         See also "Potential Federal Income Tax Consequences -
         Effects on Debentureholders."

         The portion of the principal amount to be waived ($1,000 of principal amount of Debentures in Exchange for Exchange Consideration principal of $500 in cash and 16 shares) would be approximately $315, for example based on the average high and low sales prices of Common Stock on November 4, 1996, or would be approximately $324, for example, based on an assumed $11.00 value per share. As of November 15, 1996 the amount of interest waived ($208.98 of interest Exchanged for Exchange Consideration interest of $80 in cash and 8 shares) would be $37, for example, based on the average high and low sales price of Common Stock on November 4, 1996,or would be $41, for example, based on an assumed value of $11.00 value per share. The average of the high and low sales prices of the Common Stock on November 4, 1996 was $11 9/16 as reported on the NYSE Composite tape. Nothing herein is intended to imply any estimate or projection of the fair market value of the Common Stock as of any future date.

         Approximately $1,993,294 of interest and interest on default interest will have accrued to and including November 15, 1996 on the $9,538,000 principal amount of Debentures. The total of principal and interest due on account of acceleration per $1,000 principal amount of Debentures will be, as of November 15, 1996, approximately $208.98.

         The Exchange Consideration is comprised of a principal payment of $500 in cash plus 16 shares of Common Stock and an interest payment of $80 in cash plus 8 shares of Common Stock per $1,000 of principal amount, interest accrued per $1,000 of principal amount estimated at approximately $208.98 and every other thing of value receivable or claimable under the Debentures. Accrued and unpaid interest will not be paid on Debentures exchanged, except for the above-described designated interest payment of $80 in cash and 8 shares of Common Stock which is included in the Exchange Consideration.

         Although the Company has no present intention to do so, if it should modify the consideration offered for the Debentures in the Exchange Offer, such modified consideration would be paid with regard to all Debentures accepted in the Exchange Offer. If the consideration is modified, or if the amount of Debentures sought is changed, the Exchange Offer will remain open at least 10 business days from the date the Company first gives notice, by public announcement or otherwise, of such modification. Modified consideration may provide for different alternatives for Debentureholders, provided that the modified consideration would be paid in regard to all Debentures electing the alternative.

         There is $9,538,000 in aggregate principal amount of the Debentures outstanding. This Offering Circular, together with the Letter of Transmittal, is being sent to all record holders of the Debentures and is being forwarded by certain record holders to beneficial holders. The Company is paying the costs of distribution and printing of this information. The Company will reimburse costs of transmitting documents.

         The Company intends to conduct the Exchange Offer in accordance with
Section 3(a)(9) of the Securities Act, in order that the issuance of Common Shares in connection with the Exchange will not require Securities Act registration. The Debentures were originally issued in a public offering that was registered under the Securities Act; and, therefore, the Debentures would be treated as unrestricted securities for purposes of the Securities Act so long as they are held by, or are traded by and among, Debentureholders who are other than the Company or its affiliates or any persons deemed to be underwriters. Debentures that, after the public offering, are acquired by the Company, or any persons deemed affiliates of the Company, or any persons deemed underwriters of the Company, would nevertheless be considered to be restricted for purposes of the Securities Act, and any Debentures acquired from any such persons in a transaction not involving a public offering also would be considered restricted until held by a nonaffiliate for three years. The Common Shares exchanged for unrestricted Debentures would also be unrestricted for Securities Act purposes provided that the Section 3(a)(9) exemption from Securities Act registration applies.

         The Company intends to obtain approval from the NYSE for listing upon notice of issuance prior to consummation of the Exchange of 228,912 shares of its common stock representing the maximum number of shares issuable.

         The Company has filed a definitive Proxy Statement/Debenture Consent Solicitation Statement (the "Consent Solicitation Statement"), as amended, with the Commission pursuant to the Exchange Act, which is incorporated by reference herein. The purpose of the Consent Solicitation Statement is to obtain the consent (the "Consent") of the Debentureholders to the following four proposals:

                  A. To consent to rescind, and to notify the Trustee of a rescission of, an acceleration of $9,538,000 of principal due under the Debentures and all of the effects thereof (Proposal 1);

                  B. To consent to waive, and to notify the Trustee of a waiver of, the Event of Default (other than nonpayment of any interest due) that exists, and the interest payable on it (the "Default Interest Payment Date") if the Default Interest Payment Date occurs within 30 calendar days after the termination of the consent solicitation period (Proposal 2);

                  C. To consent to instruct the Trustee not to pursue any remedy available at law or in equity upon anything less than future directions given by a majority in outstanding principal amount of Debentures during the consent solicitation period and a period ending at the close of business on the Default Interest Payment Date if the Default Interest Payment Date occurs within 30 calendar days after the termination of the consent solicitation period (Proposal 3); and

                  D. To consent to the waiver under the Indenture of formal notice from the Company to the Trustee with respect to the cancellation of the Company's sinking fund payment obligations that the Company was entitled to reduce (Proposal 4) if the Default Interest Payment Date occurs within the Consent Solicitation Period.

         The Company does not presently contemplate completion of the Exchange unless the Consent requested in Proposals No. 1, No. 2, No. 3 and No. 4 in the Consent Solicitation is granted by the Debentureholders. The Issuer may be able to proceed with the Exchange notwithstanding that approval is not received on Proposal No. 2 or No. 3 because Proposal No. 2 waives unknown defaults that in all likelihood do not exist anyway and Proposal No. 3 instructs the Trustee not to interfere with the Company which in all likelihood will be unnecessary. Although the Company does not concede that the Event of Default exists that Proposal No. 4 would waive, the waiver of this Event of Default is believed by the Company to be necessary unless the Trustee were to withdraw its notice declaring this Event of Default. Provided that the rescission of acceleration can be effected under the circumstances then existing, the Company may waive the Consent on Proposals No. 2 or No. 3. In the event that the Trustee were to withdraw the Event of Default relating to the sinking fund, the Company would also be able to proceed with the Exchange notwithstanding lack of Consent on Proposal No. 4. Under the Indenture, approval of each of Proposals No. 1 and No. 3 requires consent of at least a majority of the outstanding principal amount of Debentures, and approval of each of Proposals No. 2 and No. 4 requires consent of the holders of at least 66 2/3% of the outstanding principal amount of Debentures.

         All other notices given or authorized under the Indenture that the Trustee and the management and Board of Directors of the Company solicit will be solicited pursuant to a Debentureholder Proxy Statement filed as a proxy statement and additional proxy materials on Schedule 14A under the Exchange Act.

         Various documents and actions required to be delivered or taken pursuant to the Indenture are subject to approval by the Trustee under the Indenture as to proper form and substance and as to compliance with the Indenture. The Indenture contains terms and provisions regarding, among other things, defaults and cures which may affect, directly and indirectly, the Exchange Offer.

         The consummation of the Exchange Offer is intended to be concurrent with the rescission of the Debenture acceleration. If the Debenture acceleration is continuing, there may be a material adverse effect on the Company's ability to consummate the Exchange Offer. If the acceleration cannot be rescinded with the payment of Exchange Consideration to tendering Debentureholders and default interest to non-tendering Debentureholders, the conditions of the Exchange will be unsatisfied.

         Debentures are tendered by properly executing and delivering a Letter of Transmittal, with the tendered Debentures, and a Consent, to the Exchange Agent. It is a condition of the Exchange that to tender Debentures requires approval of the Proposals, as indicated by a Consent.

         The Debentureholders, are required to return to the Trustee a Consent for the purposes of submitting notice of rescission of the acceleration of the Debentures; waiver of known or unknown defaults (other than nonpayment);instructing the Trustee not to pursue collection remedies against the Company during the Exchange Offer in order to permit completion of the Exchange Offer; and the reinstatement of April 15, 2010 as the maturity date as to the entire principal amount of Debentures outstanding after the Exchange.

         There is no single record date for purposes of giving a Consent in this Consent Solicitation. The Indenture provides for each respective waiver and consent to be made by the record holder of the particular Debenture on the date of executing the same. See the Consent Solicitation Statement, page 2, under "Record Date." For the Consent Solicitation, therefore, there is a Record Date for every Consent, so to speak. The transferee of a record holder after the commencement of the Consent Solicitation Period can Consent and tender concurrently with registering the transfer by submitting a Consent, a Letter of Transmittal and documents evidencing the transfer as customary.

         Most transfers are not recorded by the Debenture Registrar. Instead, transfers are made by book entry in the records of a depository holding for banks or broker-dealers. The beneficial holders may (and are encouraged to) instruct the fiduciary or nominee holder to Consent and/or tender Debentures on behalf of such beneficial holder. This is generally preferable to having Debentures transferred from street name into the name of the beneficial owner, although this is acceptable also. Because of delays possibly resulting from registration of a transfer to the beneficial owner, it is recommended that a beneficial holder instruct the broker or nominee holder to Consent and to tender Debentures if the Debentures are already held in street name on behalf of the beneficial holder. This recommendation would seem to be particularly appropriate if the Debentures were transferred to the beneficial holder during the Consent Solicitation Period itself.

         Inherently, the tender of Debentures pursuant to the Letter of Transmittal serves as a waiver of the accrued interest in excess of the interest portion of the Exchange Consideration, and waiver of all other claims under or pursuant to the Debentures, other than for the payment of the Exchange Consideration. Unless the condition is waived or modified by the Company, in the Company's discretion, none of the Debentures will be accepted for exchange if the Debentureholders do not appropriately consent to the Proposals set forth in the Consent Solicitation Statement.


         Tendering holders of Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain possibly applicable transfer taxes, in connection with the Exchange Offer. See "Payment of Expenses" below.


EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

         The Exchange Offer will expire at 2:00 p.m., St. Paul, Minnesota time, on December 23, 1996, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent and the Trustee of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., St. Paul, Minnesota time, on the next business day after the previously scheduled Expiration Date.

         The Exchange Offer will be extended to at least the fifth (5th) business day after the Company obtains Consent for approval of all Proposals. Once Consent is given on all of the Proposals, the Company will commit its funds to the interest and Exchange consideration payments; and when these amounts are deposited with the Trustee, acting as a Paying Agent and Exchange Agent, the Acceleration would be rescinded and the Company would be obligated to accept all properly tendered Debentures. The Company will issue a notice, if not previously given, that the Exchange Offer's Expiration Date will follow in five (5) business days, or as soon thereafter as possible, and will give notice, if not previously given, that the Default Interest Payment Record Date will follow in fifteen (15) calendar days, or as soon thereafter as possible.

         While it does not foresee doing so, the Company reserves the right (i) to delay accepting any Debentures for exchange and to extend or to terminate the Exchange Offer and not accept for exchange any Debentures if any of the events set forth under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay or termination to the Exchange Agent and the Trustee or (ii) to amend the terms of the Exchange Offer to reduce the amount of Debentures to be sought, or otherwise, provided that the Exchange Offer remains open ten (10) business days thereafter. Any such delay in acceptance for exchange, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and the Company will extend the applicable Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Debentures, if the Exchange Offer would otherwise expire during such five to 10 business-day period. See the termination rights set forth below under the caption "Conditions of the Exchange Offer."

         The Company may be permitted at least 10 business days after the expiration of the Exchange Offer to purchase or make offers for any Debentures that remain outstanding subsequent to the Expiration Date. The Company will comply with Rule 13e-4(f)(6) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which requires among other things that such purchases after the Exchange Offer only be made at least 10 business days after the expiration of the Exchange Offer. The Company has no present intention to make an offer for any Debentures after the Exchange Offer is completed or terminated.


THE DEBENTURE ACCELERATION

         A group of holders and purported holders of Debentures declared an acceleration of the principal amount outstanding under the Debentures in the aggregate amount of $9,538,000 plus interest and default interest, and such amount became immediately due and payable as of approximately February 10, 1995. On February 24, 1995, three of such persons filed an involuntary petition in United States Bankruptcy Court for the Northern District of Texas under Chapter 7 of the U.S. Bankruptcy Code. The petition was dismissed without protest from the bankruptcy petitioners on March 6, 1995. The representative of this subset of the Debentureholders agreed and consented to the dismissal of the petition before any bankruptcy case had commenced against the Company.

         While the acceleration and any Event of Default continue, the Trustee also can pursue any remedy at law or in equity to recover the full outstanding principal amount of the Debentures plus unpaid interest and costs, either in the judgment of the Trustee or at the instruction of Debentureholders holding 25 percent or more of the outstanding principal amount. Subject to certain limitations, holders of a majority in principal amount of the outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it. Therefore, a majority in interest of the Debentures are entitled to direct the Trustee not to pursue any remedy that may be requested by less than a majority of Debentureholders.

         The rescission of the acceleration of the Debentures (which requires both Consent by at least two-thirds of the Debentures and funding sufficient to consummate the Exchange and the default interest payment under any Debentures not Exchanged) will be a condition of the Company's offer, as described herein, to Exchange any cash or property (other than capital stock) to Debentureholders because the Indenture prohibits any payment that does not result in the cure or waiver of all existing Events of Default.

         In order to restore the Debentures to the status before having suffered Events of Default and acceleration, a majority in principal amount of the Debentureholders must give notice to rescind the acceleration, and the Company must cure payment defaults as to any Debentures not tendered in the Exchange Offer, and the past due interest, along with interest on all overdue installments of principal and interest, must be paid on non-tendered Debentures. Debentures tendered in the Exchange Offer will receive Exchange Consideration, and all payments otherwise due will be waived as to all tendered Debentures (except as to the designated principal and interest payments included in the Exchange Consideration) effective upon completion of the Exchange. Upon the cure or waiver of all Events of Default under the Debentures, assuming a majority in principal amount has given (and not revoked) notice of rescission of acceleration, the original terms of the Debentures will be reinstated with all of the then outstanding principal due April 15, 2010 and interest thereafter payable semi-annually at the rate of 7 1/2% per annum. The next regular interest payment, due April 15, 1997, would include interest on the outstanding principal accruing from October 15, 1996. The Company's future-year sinking fund obligations will have been effectively extinguished by subtracting a portion of the principal amount of Debentures converted into Common Stock in 1991.

         The Company is a party to a letter agreement dated March 3, 1995 (the "Letter Agreement") with Mr. Jay H. Lustig, an individual who represented that he was a representative of certain holders of at least 25% of the outstanding principal amount of Debentures (therein called the "Participating Securityholders"). The Letter Agreement provided for the Company offering an exchange for all of the Debentures that were outstanding and properly tendered by the Debentureholders, but such proposed exchange offer was not effected. The Letter Agreement provided that the Company could condition the proposed exchange offer on at least $2.5 million in principal amount of Debentures being tendered by Debentureholders represented by Mr. Lustig.

         The amount of the Exchange Consideration was first determined according to the Letter Agreement, an agreement that arose from negotiations between the Company and Mr. Jay H. Lustig, an individual purportedly representing holders of a $2.5 million portion of the outstanding $9,538,000 principal amount of Debentures, and purportedly including Sohail Masoud, purportedly one of the Debentureholders who had filed an involuntary petition to commence a bankruptcy liquidation of the Company. The bankruptcy petition was filed on February 24, 1995. The Participating Securityholders supported the dismissal of the bankruptcy, as provided in the Letter Agreement, by executing a written consent with advice from their legal counsel on the form and substance of the consent. The petition was dismissed on March 6, 1995.

         The Letter Agreement provided that the Company would offer the Debentureholders an exchange. The exchange was to have been that, for each $1,000 in outstanding principal amount of Debentures and a waiver of whatever portion of the accrued interest on such Debentures exceeded $80 in cash, the Company was to offer cash of $500 as principal and cash of $80 as interest and a number of shares of Common Stock calculated based on an average (including every round-lot trade) of the reported prices on the NYSE Composite Tape during a defined trading period (March 6, 1995 through May 19, 1995), such that their total defined worth was $120. The Letter Agreement provided for a manner of calculation to have been based on the average price of each of the many round-lot trades (100 shares or more) during the entire trading period. However, the calculation of the number of shares to be paid as a portion of the amount of the initially proposed exchange consideration was not based on that kind of average. Instead, a $7.50 defined worth per share was calculated over the trading period based on the daily closing prices, weighted for daily composite volume, as reported on the NYSE Composite Tape. The average of $7.47 was rounded up to $7.50, which is the closest even divisor of $120. This method of assigning worth is believed to approximate the Letter Agreement method as well as reasonably possible. The Company was unable to utilize the trading prices during the defined trading period because such data was not available for the full trading period.

         In a letter dated March 21, 1996 to Mr. Marvin Feigenbaum, the Vice Chairman of the Board of the Company, Mr. Lustig expressed his opinion that aggregate Exchange Consideration of $580 in cash and 24 shares of Common Stock would be acceptable to Debentureholders, assuming the Exchange could be completed by May 1, 1996. To the Company's knowledge, no subsequent correspondence or other communication has been received from Mr. Lustig. The Company believes that it is not responsible for the delay in completing an exchange as contemplated by the Letter Agreement. However, the Company intends to offer eight (8) shares of Common Stock as interest in addition to previously proposed Exchange Consideration of $500 in cash and 16 shares of Common Stock as principal and $80 in cash as interest per $1,000 in principal amount of the Debentures. The Company may modify or terminate the Exchange Offer and pursue alternative transactions, subject to rights of Debentureholders pursuant to the Indenture.

         The March 3, 1995 Letter Agreement provided for an agreement in favor of Mr. Lustig and all of the Debentureholders that the Company was not to pledge the shares of Comprehensive Care Integration, Inc., formerly called CareUnit, Inc., a Delaware corporation ("CCI") and a wholly-owned subsidiary of the Company, after the date of the Letter Agreement in order for the Company to be prepared to satisfy a future obligation to pledge those shares for the benefit of Participating Securityholders, but only if the Participating Securityholders performed all of their material obligations (with opportunity for cure if cure were possible) under the Letter Agreement. Such pledge would have been to secure the Company's obligation to purchase the Debentures on and subject to the terms and conditions of the Letter Agreement or otherwise. Management believes that the Company's obligations to perform the pledge of CCI shares did not arise because Mr. Lustig and the Participating Securityholders did not use best efforts to provide proper notices of rescission of acceleration signed by Participating Securityholders and at least a majority in principal amount of the outstanding Debentures. The Letter Agreement also provided that a disposition of pledged CCI shares would have been permitted at any time after approximately September 3, 1995, or 180 days from March 3, 1995, if the Participating Securityholders had performed all of their material obligations (with opportunity to cure if cure were possible). The Company has honored its covenant not to encumber the CCI shares otherwise than as contemplated by the Letter Agreement, and no pledge of the CCI shares is contemplated by the Company.

         The Letter Agreement provided that the proposed exchange would be consummated within 180 days; provided, however, the Company's promise to use "best efforts" and its obligation to consummate the proposed exchange were expressly conditioned upon the satisfaction of the Participating Securityholders' obligations, including a best-efforts obligation to cause notices of rescission of acceleration to be delivered by a majority in principal amount of the Debentureholders. The efforts, if any, made by or on behalf of the Participating Securityholders, or otherwise, resulted in the delivery of notices of rescission that were insufficient in amount. Management attributes the Company's delay beyond the prescribed 180 days to the failure to cause a rescission of acceleration. Management believes that the continuance of the acceleration of the Debentures has adversely affected the Company's ability to perform its obligation, if any, to make an exchange offer and that the time expended by the Company has been reasonable in the circumstances.

         The Participating Securityholders undertook responsibility for obtaining notices of rescission of acceleration pursuant to the Letter Agreement, in the Company's opinion. Subsequent to executing the Letter Agreement, the Company understands that the Trustee received copies or originals of notices of rescission of acceleration purportedly executed by Debentureholders of record representing 44.1% of the Debentures in outstanding principal amount. All of the notices were addressed to the Trustee and the Company and purported to notify the Trustee to rescind acceleration of the Debentures. Such notices were signed (although executed originals were not always properly delivered) by holders of record of less than half of the outstanding principal amount of Debentures, and therefore were insufficient in quantity (a majority of the outstanding principal amount being necessary to rescind acceleration); and unless it were sufficient, the so-called Participating Securityholders would have, and would have had, a "best efforts" obligation to provide such majority consent evidenced by one or more written notices to the Trustee and the Company.

CONSENT TO MATTERS DESCRIBED IN CONSENT SOLICITATION STATEMENT

         Each Debentureholder will be requested, pursuant to a Debenture Consent Solicitation Statement, to consent to certain specified proposals related to rescinding the Debenture acceleration in writing (by signing and dating a consent card and forwarding it to the Trustee). The Company's management and Board of Directors requests that each Debentureholder execute and return a consent card. Pursuant to the Indenture, the consent card may itself be revoked until all of the conditions to rescission of acceleration are met. The Company's purpose in requesting Debentureholder consent is to complete the Exchange with every tendering Debentureholder and cure the Event of Default by paying the default interest to the non-tendering Debentureholders. In order to tender Debentures, a Debentureholder must also consent as requested by the Board of Directors and management pursuant to the Debenture Consent Solicitation Statement.

PROCEDURES FOR TENDERING

         The acceptance of the Exchange Offer by a holder of the Debentures pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein or in the Letter of Transmittal.

         To be tendered effectively, the Debentures, in integral multiples of $1,000, together with the properly completed Letter of Transmittal (or facsimile thereof), executed by the registered holder thereof, as well as the consent card and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth below prior to 2:00 p.m., St. Paul, Minnesota time, on the Expiration Date, except as otherwise provided below under the caption "Guaranteed Delivery Procedure." LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD NOT BE SENT TO THE COMPANY.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Debentures tendered pursuant thereto are tendered (i) by a registered holder of the Debentures who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the NASD or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

         The method of delivery of Debentures and other documents to the Exchange Agent is at the election and risk of the holder. If such delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent before the Expiration Date.The Exchange Agent will make a request to establish accounts with respect to the Debentures at the Depository Trust Company ("DTC"), the Midwest Securities Transfer Company ("MSTC") and the Philadelphia Depository Trust Company ("PHILADEP" and, together with DTC and MSTC, collectively referred to herein as the "Book-Entry Transfer Facilities") for the purpose of the Exchange Offer promptly after the date of this Offering Circular.

         Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry transfer of the Debentures by causing DTC, MSTC or PHILADEP to transfer such Debentures into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Debentures may be effected through book-entry transfer in the Exchange Agent's account at DTC, MSTC or PHILADEP, the Letter of Transmittal (or facsimile thereof), with all required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent its addresses set forth below prior to 2:00 p.m., St. Paul, Minnesota time, on the Expiration Date, except as provided below under the caption "Guaranteed Delivery Procedure." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         If the Letter of Transmittal is signed by a person other than a registered holder of any certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificate(s).

         If the Letter of Transmittal or Guaranteed Delivery Form or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Debentures will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived.

         Any Debentures received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURE

         If a holder of the Debentures desires to tender his Debentures and the certificate(s) representing such Debentures are not immediately available, or time will not permit such holder's certificate(s) or any other required documents to reach the Exchange Agent before 2:00 p.m., St.
Paul, Minnesota time, on the Expiration Date, a tender may be effected if:

         (a)      The tender is made by or through an Eligible Institution;

         (b) Prior to 2:00 p.m., St. Paul, Minnesota time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Guaranteed Delivery Form (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Debentures and the principal amount of the Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within three trading days after the Expiration Date, the certificate(s) representing the Debentures, accompanied by a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) The certificate(s) for all tendered Debentures, or a confirmation of a book-entry transfer of such Debentures into the Exchange Agent's applicable account at a Book-Entry Transfer Facility as described above, as well as a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three trading days after the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange the Exchange Consideration for, any Debentures not theretofore accepted for exchange or exchanged, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Debentures, if any of the following conditions exist:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, if successful could be reasonably considered likely to materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

         (b) there shall have been approved, adopted or enacted any law, statute, rule or regulation which, in the reasonable judgment of the Company, if invoked could reasonably be considered likely to materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

         (c) there shall not have occurred a rescission of the acceleration of the Debentures; or

         (d) there shall not have occurred the effective cure or waiver of all then-known Events of Default; or

         (e) under then prevailing circumstances, financing is unavailable or is available only on terms that are unacceptable in the Company's reasonable judgment, and the Company elects not to proceed with or effect the Exchange, and the Company reasonably determines that under such circumstances the Exchange is not in the best interests of the Company; or


         (f) any Senior Debt, as defined in the Indenture, (i) shall have matured as to principal or interest and remain unpaid, or (ii) shall entitle the holder to accelerate its maturity if the holder gives notice of default or commences a proceeding related thereto, or (iii) shall threaten to interfere with or regarding payment of the Exchange Consideration to holders of the Debentures.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

ACCEPTANCE OF DEBENTURES FOR EXCHANGE; DELIVERY OF EXCHANGE CONSIDERATION

         Tenders will be accepted only in principal amounts of $1,000 and integral multiples thereof.

         Upon the terms and subject to the conditions of the Exchange Offer, promptly after the Expiration Date the Company will accept all Debentures validly tendered and not withdrawn on or prior to the Expiration Date. The Company will deliver the Exchange Consideration in exchange for Debentures promptly.

         For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Debentures when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holder of Debentures for the purposes of receiving Exchange Consideration from the Company. Under no circumstances will interest be paid by the Company by reason of any delay in making such payment or delivery.

         If any tendered Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Debentures will be returned, without expense, to the tendering holder thereof (or, in the case of Debentures tendered by book-entry transfer, to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

         Any registered holder of Debentures who has tendered Debentures may withdraw the tender at any time prior to 2:00 p.m., St. Paul, Minnesota time, on the Expiration Date, and, unless previously accepted for exchange by the Company, at any time after 2:00 p.m., St. Paul, Minnesota time, December 30, 1996, by delivery of written notice of withdrawal to the Exchange Agent.

         To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must (a) be timely received by the Exchange Agent at the address set forth herein, (b) specify the name of the person having tendered the Debentures to be withdrawn, (c) indicate the Debentures to which it relates (or if the tender was by book-entry transfer, information sufficient to enable the Exchange Agent to identify the Debentures so tendered) and the aggregate principal amount of Debentures to be withdrawn and (d) be (i) signed by the holder in the same manner as the original signature on the Letter of Transmittal (including a guarantee of signature, if required) or (ii) accompanied by evidence satisfactory to the Company that the holder withdrawing such tender has succeeded to beneficial ownership of such Debentures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificate(s) evidencing the Debentures withdrawn must also be so furnished to the Exchange Agent as aforesaid prior to the physical release of the certificates for the withdrawn Debentures. If Debentures have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal must also specify the name and number of the account at DTC, MSTC or PHILADEP to be credited with the withdrawn Debentures. Withdrawals of tenders of Debentures may not be rescinded, and any Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Debentures may be re-tendered by again following one of the procedures described herein at any time prior to 2:00 p.m., St. Paul, Minnesota time, on the Expiration Date.

         All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding. None of the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXCHANGE AGENT

         First Trust of California National Association, the Trustee, has been appointed as Exchange Agent for the Exchange Offer. Debentures, Letters of Transmittal, and any other required documents thereunder, should be sent to the Exchange Agent, at the address set forth on the back cover hereof.

         The Exchange Agent will in turn requisition Common Share certificates from the Company's transfer agent, dividend disbursing agent, and registrar for its Common Stock, which is Continental Stock Transfer & Trust Company (the "Common Stock Registrar").

         Requests for additional copies of this Offering Circular or the Letter of Transmittal or for additional information should be directed to Kerri Ruppert, Senior Vice President, Secretary/Treasurer and Chief Financial Officer of the Company, at (800) 678-2273.

       LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD NOT BE SENT TO THE COMPANY.

PAYMENT OF EXPENSES

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Trustee, in its capacity as such and for services as the Exchange Agent, and the Common Stock Registrar reasonable and customary fees for its respective services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Debentures, and in handling or forwarding tenders for their customers to the Exchange Agent.

         The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and the Common Stock Registrar and printing, accounting and legal fees, will be paid by the Company and are estimated at $0.1 million.

         The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Debentures to it or its order pursuant to the Exchange Offer. If, however, the Exchange Consideration and/or substitute Debentures for principal amounts not exchanged are to be delivered or paid to, or are to be registered or issued in the name of, any person other than the registered holder of the Debentures tendered hereby, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of Debentures to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder.

EXCHANGE OF DEBENTURE CERTIFICATES

         The Exchange Agent will act for holders of Debentures in implementing the Exchange of their Debenture certificates. Do not send Debenture certificates except as requested pursuant to the Company's Offering Circular and Letter of Transmittal, which will be mailed to each Debentureholder registered in the Trustee's register of holders, including sufficient copies for the redistribution to each beneficial owner thereof. The Company reimburses brokers and nominees for the costs of mailing or other customary commercial delivery charges or fees.

BOARD OF DIRECTORS' DISCRETION AND RESERVATION OF RIGHTS

         The Board of Directors retains the authority to take or to authorize discretionary incidental actions on behalf of the Company or the Consenting Debentureholders as may be necessary and appropriate to carry out the purposes and intentions of the Exchange and Consent received on each of the four Proposals.

NO DISSENTER'S RIGHTS

         Under Delaware law, Debentureholders are not entitled to dissenter's rights of appraisal with respect to the Exchange Offer. The rights of Debentureholders include the right to sue on the obligation. The
Debentureholders are referred to the Indenture for a complete statement of such rights.

                        PRICE RANGE OF THE COMMON SHARES

         The Common Stock is listed on the NYSE. See paragraph (d), below. Listing on the NYSE, upon official notice of issuance, of the Common Shares issuable in the Exchange has been approved as to 152,608 of the total 228,912 Common Shares that are the maximum issuable in the Exchange. Listing on the NYSE, upon official notice of issuance, has been approved as to the approximately 38,152 shares of Common Stock that are the maximum issuable upon conversion of all outstanding Debentures. The following table sets forth the range of reported high and low prices on the NYSE Composite Tape for the Common Shares for the fiscal quarters indicated.

                1994                                   HIGH               LOW
                ----                                   ----               ---
First Quarter...............................         $11 1/4            $ 6 1/4
Second Quarter..............................           8 3/4              6 1/4
Third Quarter...............................          12 1/2              5
Fourth Quarter..............................           8 3/4              5

                1995
                ----
First Quarter...............................         $ 8 3/4            $ 2 1/2
Second Quarter..............................           7 3/4              5
Third Quarter...............................           9 3/8              5 1/4
Fourth Quarter..............................           8 3/4              5

               1996
               ----
First Quarter...............................         $ 9 1/2            $ 5 3/4
Second Quarter..............................          10                  7 3/4
Third Quarter...............................          10 3/4              8
Fourth Quarter..............................          10                  7 1/4


               1997
               ----
First Quarter...............................         $ 9 3/8            $ 6 7/8
Second Quarter to November 4, 1996..........          15 5/8              8 3/8


On November 4, 1996, the closing sales price per share of the Common Shares as reported on the NYSE Composite Tape was $11 1/2.

         (a) At November 1, 1996, there were 2,958,185 issued and outstanding shares of Common Stock (calculated as described in paragraph (c) below), and the Company had 1,768 stockholders of record of Common Stock. These included 557 record holders who have exchanged their old stock certificates pursuant to the reverse stock split and 1,211 holders who have not yet surrendered old certificates, which entitle the holder to a certificate representing one share of Common Stock for every 10 old shares surrendered, plus a payment of cash in lieu of any resultant fraction of a share of Common Stock).

         (b) No cash dividend was declared during any quarter of fiscal 1997, 1996, 1995, 1994 or 1993, as a result of the Company's operating losses and restrictions contained in the Company's loan agreements and the Indenture. The Company does not expect to resume payment of cash dividends in the foreseeable future. Dividend payments are restricted also, while the acceleration of the Debentures continues, by the Indenture.

         (c) On May 16, 1994, the stockholders of the Company authorized and approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split. The stockholders also approved amendments to the Certificate of Incorporation reducing the par value of the Company's Common Stock to $.01 per share and reducing the number of authorized shares of Common Stock to five times the number of shares outstanding, reserved or otherwise committed for future issuance but not less than

                  12.5 million. The reverse stock split was authorized to be in any ratio selected by the Board of Directors; and all of the actions were to become effective on any date selected by the Board of Directors, provided that the actions were completed prior to February 16, 1995.

                  Pursuant to the May 16, 1994 approval, the Board of Directors effected a one-for-ten reverse stock split effective October 21, 1994. On the effective date of the reverse stock split, the Certificate of Incorporation was amended to effect the reverse split, to change the par value of the Common Stock to $.01 per share and to reduce the number of authorized shares of Common Stock to 12.5 million. Pursuant to the amendment, the old Common Stock was converted into a right to receive, upon surrender of ten old shares, one new share of Common Stock, and to receive payment in lieu of fractions of a share of new Common Stock. The share figures contained in this statement reflect the effect of the reverse stock split, which would be to reduce the number of shares set forth by a factor of ten, with each stockholder's proportionate ownership interest remaining constant, subject to payment in cash in lieu of fractional shares (at the rate of $.75 per one-tenth of one share) and escheat laws applicable to unclaimed new stock certificates. The number of shares outstanding as reported herein includes an estimate of the whole shares of the Company's Common Stock, par value $.01 per share, represented by old stock certificates nominally representing shares of the Company's Common Stock, par value $.10 per share, issued before the effective time of the October 21, 1994 one-for-ten reverse stock split.

         (d) In October 1994, the NYSE notified the Company that it was below certain quantitative and qualitative listing criteria in regard to continued listing of the Common Stock for trading on the NYSE. Continued listing of the Common Stock for trading on the NYSE is dependent upon factors including the improvement of the Company's financial condition and results of operations as well as the level of activity and breadth of the trading in the shares. No assurance is possible of continued NYSE listing. No assurances can be given by the Company, whether or not the Exchange is effected, of the Company's ability to improve its financial position sufficiently, or that if improved, such financial position can be maintained, so as to satisfy the listing criteria once again and in the future. The NYSE may, in its discretion, delist the Common Stock. See "Risk Factors - Continued Listing on NYSE."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the liquidity of an investment in the Common Stock. Lower public market prices may also adversely affect the Company's ability to raise additional capital in the capital markets at prices favorable to the Company. The Company has issued or committed approximately 266,000 shares related to business acquisitions, notes convertible or exchangeable into approximately 566,000 shares, and options or other rights to purchase approximately 1,409,000 shares and contemplates issuing substantial additional amounts of equity in private transactions. Issuance of this equity, and such shares becoming free of restrictions on resale pursuant to Rule 144 or upon registration thereof pursuant to registration rights granted on almost all of these shares, and additional sales of equity, could adversely affect the trading price of the Common Stock. These shares will be restricted initially under the Securities Act of 1933, as amended (the "Securities Act"), because the shares were acquired from the Company, an underwriter or an "affiliate" of the Company in a transaction not involving a public offering. Even restricted shares may be sold privately; however, restricted shares that become unrestricted can be resold publicly.

         The foregoing outstanding shares would be "restricted securities" as defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares will become eligible for sale (subject to the volume limitation and other provisions of Rule 144 as then in effect) in the public market after certain holding periods are met. Moreover, certain shares could immediately cease to be Restricted Shares if registered by the Company, at its expense, under the Securities Act upon demand by any or all of the holders pursuant to the Company's previously granted registration rights.

         The Company has filed Forms S-8 under the Securities Act to register up to 1,435,000 shares of Common Stock as and when authorized by the Board of Directors. The shares are reserved for issuance under its 1988 Incentive Stock Option Plan ("ISO Plan") and 1988 Nonstatutory Stock Option Plan ("NSO Plan"), Non-Employee Directors' Stock Option Plan (as amended and restated, "Directors' Plan"), and 1995 Incentive Plan ("Incentive Plan"), and registration of the shares would permit the immediate resale of any shares issued under these plans in the public market without restriction under the Securities Act.

         Although there can be no assurances that the Company will be able to register shares for purposes of a public offering under the Securities Act, in the event that there is an opportunity to do so, the Company may sell substantial amounts of shares for its own account and may register shares held or purchasable by others, which may further adversely affect the market price of the Common Stock. Issuance of shares sold in a public offering for cash does not require stockholder approval pursuant to the NYSE Shareholder Approval Policy.


 When Restrictions                       Shares Eligible
       Lapse                             for Future Sale                              Comment
       -----                             ---------------                              -------
Upon the Exchange                Up to approximately 228,912 shares          Freely tradeable in compliance
                                 of Common Stock that may be                 with Section 3(a)(9) under the
                                 exchanged as a portion of the               Securities Act and assuming
                                 Exchange Consideration for                  the Debentures were freely
                                 Debentures                                  tradeable by their respective
                                                                             holders

Upon filing registration         Up to approximately 1,435,000               Freely tradeable
statements on Form S-8           shares of Common Stock issuable
                                 under the 1988 ISO Plan, the 1988
                                 NSO Plan, the Directors' Plan,
                                 or the 1995 Incentive Plan

Upon effectiveness of a          Up to approximately 1,250,000               Freely tradeable
public offering                  shares held by or issuable to
                                 holders with registration rights

When Restricted Shares           All Restricted Shares                       Saleable under Rule 144,
have been held for two                                                       subject to certain numeric
years or more                                                                restrictions

When Restricted Shares           All Restricted Shares held by               Saleable under Rule 144(k) by
have been held three             non-affiliates                              non-affiliates without numeric
years or more                                                                restriction


                    POTENTIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion, except as otherwise indicated, expresses the Company's understanding as to all material federal income tax consequences of the Exchange. This discussion contains information regarding federal income tax consequences to a typical taxpayer and does not consider all aspects of United States federal income tax that may be relevant to a Debentureholder receiving Exchange Consideration in the Exchange Offer in light of his, her or its particular circumstances. This discussion does not address the tax consequences to taxpayers subject to special tax treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and any taxpayers subject to the alternative minimum tax). The following discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. The discussion assumes that the Debentures are properly classified as indebtedness for federal income tax purposes and that each Debentureholder holds the Debenture as a capital asset. In addition, the discussion assumes that the Exchange Offer is consummated outside of a reorganization under the Bankruptcy Code.

         The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, which change may be retroactive, and any such change could affect the continuing validity of this discussion.

         The Company is not requesting a tax opinion or a tax ruling from the Internal Revenue Service ("IRS") on any issue connected with the Exchange. No assurance can be given that the IRS would agree with any of the tax consequences described herein. EACH DEBENTUREHOLDER IS URGED TO SEEK HIS, HER OR ITS OWN TAX ADVICE. All Debentureholders are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Exchange to them in their particular circumstances.

EFFECTS ON THE DEBENTUREHOLDERS

         The transaction is taxable for federal income tax purposes, and tax would be due in the year of the Exchange. The Exchange Consideration specifies an amount as interest which is less than the actual interest accrued through the date of the Exchange. The specified interest should be respected as interest for federal income tax purposes. The accrual or receipt of interest results in ordinary income. Accrual basis taxpayers should consult their tax advisors regarding accrued but unpaid interest. Assuming that the Debentures are held as a capital asset, the Exchange will result in capital gain or loss to the extent of the difference between (a) the fair market value as of the date of the Exchange of the Common Shares plus the amount of cash received by the Debentureholder as Exchange Consideration (excluding any portion treated as interest for federal income tax purposes) and (b) the Debentureholder's tax basis in such Debentures. In the event a Debentureholder acquired Debentures with "Market Discount," the gain recognized on the transaction will be treated as ordinary income to the extent that the gain does not exceed the accrued Market Discount on the Debentures. Market Discount is defined as the excess of a debt instrument's stated redemption price at maturity over its basis immediately after its acquisition. Such ordinary income (if any) should be treated as interest by the Debentureholders.

         Unless a Debentureholder provides its correct taxpayer identification number to the Company and certifies that such number is correct, generally under the federal income tax backup withholding rules an amount equal to 31% of the fair market value of the Exchange Consideration must be withheld and remitted to the IRS. Therefore each Debentureholder should complete and sign the Substitute Form W-9 included in the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding. However, corporations and certain other Debentureholders are not subject to these backup withholding and reporting requirements. Withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

EFFECTS ON THE COMPANY

         In connection with the Exchange Offer, the Company will realize gross income from the discharge of indebtedness ("DOD Income") to the extent that the adjusted issue price of the Debentures exceeds the cash (excluding any portion of the cash treated as interest for federal income tax purposes) and the fair market value of the Common Shares exchanged for the Debentures in the Exchange Offer. Such DOD Income will be excluded from taxable income to the extent that the Company is considered to be insolvent immediately before the Exchange Offer occurs (the "Insolvency Exclusion"). The Company would be considered insolvent for purposes of the Insolvency Exclusion to the extent that its liabilities exceed the fair market value of its assets immediately before the Exchange. The exclusion of DOD Income based on the Insolvency Exclusion is limited to the amount of such excess. Section 108(b) of the Code requires the Company to reduce certain tax attributes (including net operating loss carryovers unless an election is made to reduce only the adjusted tax basis of depreciable assets) to the extent of income excluded under the Insolvency Exclusion.

         If the Insolvency Exclusion does not apply to the Company, any net operating losses ("NOLs") of the Company (see discussion below) are available to offset DOD Income based on certain assumptions made by the Company that it considers to be reasonable (including, but not limited to, the assumption that the Company did not have a net unrealized built-in loss at the time the Exchange Offer is completed and the assumption that the Company's actual net operating losses will be in excess of the DOD Income, as discussed below). The Company believes that it will not recognize any DOD Income in excess of available NOLs as a consequence of the Exchange Offer. The amount of DOD Income would depend in part upon the deemed issue price of the Common Shares, which would equal the fair market value thereof on the date the Exchange Offer is completed.

         Section 382 of the Code provides rules limiting the utilization of a corporation's NOL carryovers following a more than 50% change in ownership of a corporation's equity by 5% shareholders and certain segregated public groups (an "ownership change"). Upon the occurrence of an ownership change, the amount of post-ownership change annual taxable income of the Company and its affiliated subsidiaries (the "Company Group") that can be offset by the Company Group's pre-ownership change consolidated NOL carryovers generally cannot exceed an amount equal to the product of (i) the fair market value of the Company's stock immediately before the ownership change (subject to various adjustments) multiplied by (ii) the highest federal long-term tax-exempt rate in effect for any month in the three-calendar-month period ending with the calendar month of the ownership change (the "Annual Limitation"). In addition, in the event that the Company Group has a net unrealized built-in loss at the time of the ownership change, the deduction of certain built-in losses recognized during the five-year recognition period following the date of the ownership change will be subject to the Annual Limitation. In the event of multiple ownership changes, the applicable Annual Limitation for pre-ownership change NOLs may result in a lower Annual Limitation.

         The Company had an NOL carryover into fiscal and tax year 1997 of approximately $26.8 million. In the event that the Company's tax refunds (as described under the heading "Risk Factors -- Taxes") are disallowed, the disallowed amount of carrybacks of specified liability losses would be recharacterized as NOLs. The resultant NOLs could increase the NOLs aggregately to approximately $76.8 million. In the event that a substantial portion of the $50.0 million aggregate tax deductions forming the basis for the Company's tax refund claims shall have been reclassified as NOLs, a change of ownership (as defined above) would likely have the effect of disallowing the use of a substantial portion of the Company's NOLs by the Company under any circumstances during the limited carryover periods applicable thereto. All of such NOLs may be limited by Section 382 of the Code (as described above) as a consequence of the occurrence of one or more ownership changes. The Company believes that, as of the start of fiscal 1997 and before this Exchange Offer, the Company's NOLs were not subject to an Annual Limitation on their utilization.


         As a consequence of the Exchange and other financial restructuring, there is a substantial risk that the Company will incur an ownership change (as defined above). In the event that an ownership change occurs, it is likely that the Annual Limitation will materially reduce the amount of annual taxable income that can be offset with NOLs. At November 1, 1996, the federal long-term tax-exempt rate was 5.64%.


         In addition, the Company may be unable to utilize some or all of its allowable tax deductions or losses, which depend upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 60,000 shares of Preferred Stock, $50.00 par value per share.

COMMON STOCK

         At November 1, 1996, there were 2,958,185 issued and outstanding shares of Common Stock, and the Company had 1,768 holders of record of Common Stock. These included 1,211 record holders of certificates nominally representing shares of old Common Stock, par value $.10 per share, which represent one share of Common Stock for every 10 old shares, plus a payment of cash in lieu of any resultant fraction of a share of Common Stock at the rate of $.75 per old share.

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The Company's Restated Certificate of Incorporation grants the Board of Directors express authority to fix the designations, powers, preferences, rights, qualifications, limitations, restrictions, dividend rates, and, if any, the redemption rights, liquidation rights, sinking fund provisions, conversion rights and voting rights of any future series of Preferred Stock which may be issued. Thus, the Board of Directors may create one or more series of Preferred Stock which may adversely affect the holders of shares of Common Stock. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The holders of Common Stock are entitled to cumulative voting rights in the election of directors, and one vote per share in all other matters. There are no redemption or sinking fund provisions applicable to the Common Stock. There are no preemptive or conversion rights applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the Common Shares to be issued pursuant to this offering shall be fully paid and nonassessable.

         See "Other Factors to Consider -- Price Range of the Common Shares."

COMMON STOCK PURCHASE RIGHTS

         On the terms, and subject to the conditions, of the Restated and Amended Rights Agreement dated April 19, 1988, as restated and amended on October 21, 1994, between the Company and Continental Stock Transfer & Trust Company, each share of Common Stock includes a right to purchase an additional share of Common Stock or shares of any acquiring company at a formula price generally less than the prevailing price thereof in certain defined events, such as an acquisition by a third party of a substantial portion of the shares of Common Stock, unless in each such case the transaction is approved by the Board of Directors excluding any directors that are affiliated with the acquiring person.

REGISTRATION RIGHTS

         The Company has granted registration rights to certain private investors. The private placement agreements all provide for demand registration by the investors and other incidental registration rights. If registration rights are exercised, any substantial number of shares that are registered at one time would be likely to have an adverse effect on the market price of the Common Stock. See "Other Factors to Consider--Shares Eligible for Future Sale." The Company has not been able to comply with registration provisions, which could result in claims against the Company for any monetary damages suffered by the investors.

COMMON STOCK TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR

         The stock transfer agent, dividend disbursing agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

         No shares of Preferred Stock are outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         These provisions may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provisions may delay or prevent a change of control of the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law and anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         The Company's Restated Certificate of Incorporation includes a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provisions may delay or prevent a change of control of the Company. See "Preferred Stock."

                            DESCRIPTION OF DEBENTURES

         An aggregate of $46,000,000 principal amount, at a price of 100% of face amount plus accrued interest, of the Company's Debentures were issued under the Indenture between the Company and the Trustee. At November 14, 1996, $9,538,000 in principal amount remained outstanding.

         The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act") as in effect on the date of the Indenture. The Debentures are subject to all such terms, and persons interested in such terms are referred to the Indenture and the 1939 Act for a statement thereof. This summary makes use of terms defined in the Indenture and does not purport to be complete, and is qualified in its entirety by references to the Indenture and the 1939 Act. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Debenture included in the Indenture, as the case may be.

GENERAL

         The Debentures represent general unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described below under "Subordination of Debentures." The Debentures are convertible into the Company's Common Stock as described below under "Conversion of Debentures." The Debentures are issued in fully registered form only in denominations of $1,000 or any whole multiple thereof, and will mature on April 15, 2010. The Debentures are traded in the over-the-counter market and trading is sporadic. The bid and asked prices of Debentures are not quoted on any automated quotation service. Bid quotations vary from broker-dealer to broker-dealer.

         The Company pays interest on the Debentures at the rate of 7 1/2% per annum to the persons who are registered holders of Debentures at the close of business on the April 1 or October 1 next preceding the interest payment date. Interest is payable semi-annually on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Company may pay principal and interest by its check and may mail interest checks to a holder's registered address. Principal and premium, if any, will be payable, and the Debentures may be presented for conversion, registration or transfer and exchange, without service charge, at the office of the Trustee in St. Paul, Minnesota.

CONVERSION OF DEBENTURES

         The holder of any Debenture will be entitled at any time prior to the close of business on April 15, 2010, subject to prior redemption, to convert the Debentures or portions thereof which are $1,000 or whole multiples thereof, at the principal amount thereof, into shares of Common Stock of the Company, at the adjusted conversion price of $248.12 per share, subject to further adjustment as described below. On each semi-annual interest payment date, interest will be paid to the registered holder as of the record date for payment. Debentures that are surrendered for conversion after the record date for the payment of interest would receive the interest payable. (Paragraph 2) No other payment or adjustment will be made on conversion of any Debenture for interest accrued thereon or dividends on any Common Stock issued. (Section 10.02) The Company will not issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. (Section 10.03 and Paragraph 8) In the case of Debentures called for redemption, conversion rights will expire at the close of business on the redemption date. (Section
3.03 and Paragraph 8)

         The conversion price, which, as adjusted, was $248.12 per share as of November 14, 1996, is subject to adjustment as set forth in the Indenture in certain events, including: the issuance of stock of the Company as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance of stock of the Company upon certain reclassifications of its Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the current market price (as defined); the distribution to all holders of Common Stock of debt securities or assets of the Company or rights or warrants to purchase assets or securities of the Company (excluding cash dividends or distributions paid out of current or retained earnings); the issuance of shares of Common Stock (with certain exceptions) for less consideration than the current market price; and the issuance of securities convertible into or exchangeable for shares of Common Stock (other than pursuant to transactions described above and with certain exceptions) for a consideration per share of Common Stock deliverable on such conversion or exchange that is less than the current market price of the Common Stock. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. In addition, no adjustment need be made if holders of Debentures are to participate in such transactions on a basis and with notice that has been determined to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Company may at any time reduce the conversion price by any amount, provided that any such reduction must be effective for a minimum period of 15 days. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, the Debentures will become convertible into the kind and amount of securities, cash or other assets which the holders of the Debentures would have owned immediately after the transaction if the holders had converted the Debentures immediately before the effective date of the transaction. (Sections 10.06-10.18)

         If the Company makes a distribution resulting in an adjustment to the conversion price and such adjustment is considered to result in an increase in the proportionate interests of the holders of the Debentures in the assets or earnings and profits of the Company, holders of the Debentures may be viewed as receiving a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the Code.

OPTIONAL REDEMPTION

         The Company may, at its option, redeem all or part of the Debentures, on at least 15 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at the holder's registered address, at the redemption price (expressed as a percentage of principal amount) of 100%, plus accrued interest to the redemption date.

SINKING FUND

         Subject to certain conditions, the Company was required to redeem, through operation of a sinking fund, 5% of the aggregate principal amount of Debentures on April 15, 1996, and on each April 15 thereafter through April 15, 2009, at a redemption price of 100% of principal amount thereof, plus accrued interest to the redemption date. Such sinking fund payments are calculated to retire prior to maturity 70% of the Debentures outstanding on April 15, 1996. Provided, however, the Company may reduce the principal amount of Debentures to be redeemed by subtracting 100% of the principal amount of any Debentures that holders of the Debentures have converted on or before such April 15 or any Debentures that the Company has delivered to the Trustee for cancellation or that the Company has redeemed other than through operation of the sinking fund on or before such April 15. Approximately $36 million in principal amount of Debentures was converted by Debentureholders in 1991, which the Company has elected to utilize to extinguish the sinking fund obligations at April 15, 1996 and in all subsequent years. (Paragraph 6) See the Debentureholder Consent Solicitation Statement for further information.

SUBORDINATION OF DEBENTURES

         The payment of the principal of, premium, if any, and interest on the Debentures is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, as defined in the Indenture, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of Debentures are entitled to receive any payment. (Sections 11.03-11.04)

         "Senior Debt" means all defined Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), unless the instrument governing such Debt expressly provides that such Debt is not senior or superior in right of payment to the Debentures. The principal amount of Senior Debt at August 31, 1996 was estimated at $2.0 million.

         "Debt" means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing obligations of the Company as lessee under leases of real or personal property, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company in accordance with generally accepted accounting principles. (Section 11.02)

         In addition, the claims of third parties to the assets of the Company's subsidiaries incurring such obligations will be superior to those of the Company as a stockholder, and, therefore, the Debentures may be deemed to be effectively subordinated to the claims of such third parties. Certain substantial operations of the Company are conducted through such subsidiaries, and the Debentures are effectively subordinated to repayment of the Company's liabilities arising from those operations. The Indenture does not limit the amount of additional indebtedness, including Senior Debt, which the Company or any subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions, in the event of insolvency, holders of the Debentures may recover less ratably than other creditors of the Company or its subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default is: default for 30 days in payment of interest on the Debentures; default in payment when due of principal and premium, if any, on the Debentures; failure by the Company, continuing for 30 days after notice and opportunity to cure, to comply with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency. (Section 6.01)

         If any Event of Default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in the principal amount of the Debentures then outstanding by notice to the Company and the Trustee, can accelerate the Debentures and declare all principal and interest under the Debentures to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, and subject to applicable law, all outstanding Debentures become due and payable without further action or notice.
(Section 6.02)

         If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Debentures or to enforce the performance of any provision of the Indenture or the Debentures. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. (Section 6.03)

         Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. A holder of Debentures may enforce a remedy with respect to the Indenture or the Debentures only if the holder gives notice to the Trustee of a continuing Event of Default, the holders of at least 25% in principal amount of then outstanding Debentures make a request to the Trustee to pursue the remedy, such holders offer to the Trustee an indemnity satisfactory to the Trustee against loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and during such 60-day period the holders of a majority in principal amount of then outstanding Debentures do not give the Trustee a direction inconsistent with the request. (Section 6.06) Subject to certain limitations, holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it. (Section 6.05)

         The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and continuing, to give the holders of the Debentures notice of such default. The Trustee may withhold from holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.05) The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default. (Section 4.03)

MERGER, CONSOLIDATION, OR SALE OF ASSETS

         The Company may not consolidate or merge into, or transfer all or substantially all of its assets to, another corporation, person or entity unless
(i) the successor is a United States corporation, (ii) it assumes all the obligations of the Company under the Debentures and the Indenture, and (iii) after such transaction no Default or Event of Default exists. (Article 5)

AMENDMENT, SUPPLEMENT AND WAIVER

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented with the consent of the holders of at least two-thirds in principal amount of the then outstanding Debentures, and any existing default or compliance with any provision may be waived with the consent of the holders of at least two-thirds in principal amount of the then outstanding Debentures. (Sections 9.02 and 6.04) Without the consent of any holder of the Debentures, the Company and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder of the Debentures. (Section
9.01 and Paragraph 12) Without the consent of each Debenture holder affected, the Company may not reduce the principal amount of Debentures, reduce the rate or change the interest payment time of any Debenture; reduce the principal of or change the fixed maturity of any Debenture; make any Debenture payable in money other than stated in the Debenture; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Debentures or rights of holders to receive payment of principal or interest; or make any change that adversely affects conversion rights or certain subordination rights. (Section 9.02)

TRANSFER AND EXCHANGE

         A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed. (Section 2.06 and Paragraph 10)

         The registered holder of a Debenture may be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

         The Trustee acts as Conversion Agent, Paying Agent and Registrar for the Debentures and is also to act as Exchange Agent for the Exchange Offer. (Section 12.10)

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign. (Article 7)

         The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it. (Section 7.01)


         First Trust of California National Association succeeds Bank of America National Trust and Savings Association.

                                  RISK FACTORS

         In addition to the other information set forth in this Offering Circular, the following factors should be considered carefully:

FAILURE TO CONSUMMATE EXCHANGE OFFER

         If the Exchange Offer is not consummated, the Company does not anticipate that it will likely be able to address the acceleration of Debentures. The Debentureholders may file an involuntary petition to commence a Chapter 7 liquidation.

         The Company believes that any protracted bankruptcy case would have material adverse effects on the Company possibly including:

         (a) disruption of business activities by diverting the attention of the Company's senior management to the bankruptcy case or resultant disputes, and eventually terminations, of its contracts with third parties;

         (b) potential for substantial diminution in the value of the Company's assets and its revenues, earnings and cash flow;

         (c) potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;

         (d) substantial increase in the cost of restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;

         (e) uncertainty as to the ability of the Company to effectuate any such restructuring and, if it is effectuated, the timing thereof;

         (f) interference and delay regarding payments to holders of Debentures and risks associated with subordinated unsecured debt;

         (g) potential for forced liquidation of some of the Company's assets at substantially reduced values and the resulting loss to creditors and others; and

         (h) increased uncertainty and suspicions among the Company's employees and vendors.

         In addition, the Company believes that, because of the importance of continuing stable relations with medical and health professionals and other service and goods providers in the behavioral treatment industry, the Company is particularly susceptible to any adverse reactions these highly sought after constituencies may have to the filing of a bankruptcy petition affecting the Company.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS


         This Offering Circular contains certain forward-looking statements that are based on current expectations and involve a number of risks and uncertainties. Factors that may materially affect revenues, expenses or operating results include, without limitation, the Company's success in (i) implementing its Debenture restructuring plans, (ii) the timely filing of documents with the Securities and Exchange Commission that may be requisite to the consummation of the Debenture exchange transactions described herein; (iii) disposing of certain remaining facilities on acceptable terms, (iv) expanding the behavioral medicine managed care and contract management portions of the Company's business, (v) prevailing in retaining certain refunds from the Internal Revenue Service and certain judgments from adverse parties in legal proceedings, (vi) maintaining the listing of the Company's Common Stock on the New York Stock Exchange, and (vii) securing any requisite stockholder and Debentureholder approval and consent to the Debenture transactions described herein.

         The forward-looking statements included herein are based on current assumptions that the Company will be able to proceed with the proposed Exchange Offer or otherwise reach a settlement with the debentureholders, that competitive conditions within the healthcare industry will not change materially or adversely, that the Company will retain existing key management personnel, that the Company's forecasts will accurately anticipate market demand for its services, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments that are difficult to predict accurately and are subject to many factors that can materially affect results. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its budgets, which may in turn affect the Company's results. In light of the factors that can materially affect the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

GENERAL

         In response to continuing changes in the behavioral health care industry, the Company has made significant changes in its operations, including the divestiture of many freestanding facilities, so that the Company can focus on its network solutions related to managed care and behavioral medicine contract management operations. During fiscal 1996, managed care operations experienced significant growth through internal development and the expansion into new behavioral health managed care markets and products.

         As a result of the Company's continued negative results from operations, the Company has had difficulty generating sufficient cash flows from operations to meet its obligations and sustain its operations. During the first quarter of fiscal 1997, the Company has utilized the proceeds from the sale of assets, and available cash on hand to fund its working capital deficit.

GLOBAL RESTRUCTURING

         In early fiscal 1995, Management developed a "global restructuring" plan intended to address the Company's immediate challenges and to return to a base of profitability for future success. Management has achieved all of the stated objectives in the global restructuring plan except the restructuring of the Company's financial obligations represented by the Debentures.

         During fiscal 1996, the Company recorded $0.1 million in restructuring charges related to the Company's planned closure and disposition of its freestanding facility in Cincinnati, Ohio which occurred during the first quarter of fiscal 1997. The components of this charge are predominately severance to hospital employees. Closure of this facility is consistent with the Company's global restructuring plans and will eliminate the funding of operating losses and cash flow deficits required by this facility.

         In addition, in July 1996, the Company closed the administrative offices of CCI located in San Ramon, California. Closure of this office and several non-performing contract units are part of the planned restructuring of these operations. The impact of this restructuring was approximately $0.2 million and is reflected in the Company's statements of operations for the first quarter of fiscal 1997. The components of this charge are severance to administrative and clinical staff and other related cash outlays. Closure of this office and contract units will reduce the funding by the Company to meet operating losses and cash flow deficits required by these operations.


         In August 1996, the Company sold its non-operating freestanding facility in Costa Mesa, California which had been closed in November 1995 due to poor performance. The Company utilized the proceeds received from the sale to reduce secured debt and other working capital purposes. One of the three non-operating freestanding facilities is currently under contract to be sold and is scheduled to close escrow during the second or third quarter of fiscal 1997.



         The Company is seeking to restructure its obligations under the Debentures, and is currently in default as a result of the Company's failure to make schedule payments of interest (see Note 2 to the Company's Consolidated Financial Statements in the Form 10-K and Note 2 to the Company's Condensed Consolidated Financial Statements in the Form 10-Q).


         During the fourth quarter of fiscal 1995, the Company entered into a letter of agreement with a representative of holders of the Debentures. The agreement provides, among other things, that the Company provide an opportunity to holders of the Debentures to tender their Debentures to the Company pursuant to an exchange offer to be made by the Company to the holders of the Debentures. In connection with the offer, the Company is seeking to rescind the Debenture acceleration from the holders of a majority in principal amount of the Debentures. Failure to consummate the Debenture exchange offer may result in the Company considering alternative actions including filing for voluntary protection from creditors.


ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY PARAGRAPH IN AUDITORS' REPORT

         The Company's independent auditors have included an explanatory paragraph in their report stating that the Company's history of losses, consolidated financial position and uncertainties resulting from the Company's existing default in the terms of its Debentures raise substantial doubt about its ability to continue as a going concern.

TAX MATTERS

         On July 20, 1995, the Company filed its Federal income tax return for fiscal 1995. On August 4, 1995, the Company filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses under Section 172(f) requesting a refund to the Company in the amount of $9.4 million. On August 30, 1995, the Company also filed amended Federal tax returns for several prior years to carry back losses under Section 172(f). The refunds claimed on the amended returns are approximately $6.2 million for 1986; $0.4 million for 1985; $0.7 million for 1983 and $0.4 million for 1982. On September 20, 1996, the Company filed its Federal income tax return for fiscal 1996, and subsequently filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses described in Section 172(f) requesting a refund to the Company in the amount of $5.5 million. In October 1996, the Company received a $5.4 million refund for fiscal 1996. The total refunds applied for are $22.6 million, comprised of $7.7 million for amended prior years' returns, $9.4 million for fiscal year 1995, and $5.5 million for fiscal year 1996. Section 172(f) is an area of the tax law with little guiding legal precedent. On October 21, 1996, the U.S. Tax Court rendered an opinion in Sealy Corp. v. Commissioner, No. 18761-92, 107 T.C. No. 11, October 21, 1996, in which the application of certain deductions claimed pursuant to Section 172(f) was denied. The period for which that case may be appealed has not yet expired, so the precedential value of that case is not yet certain. There may be opposition by the Internal Revenue Service ("IRS") as to the Company's ability to obtain benefits from refunds claimed under this section. Therefore, no assurances can be made as to the Company's entitlement to the claimed refunds.

         In October 1995, the Company received a $9.4 million refund for fiscal 1995. Of this refund, $2.4 million was recognized as a tax benefit during the second quarter of fiscal 1996. Receipt of the fiscal 1995 Federal tax refund does not imply IRS approval. Due to the uncertainty regarding Section 172(f), the remaining amount, $7.0 million, is reflected on the Company's consolidated balance sheets in unbenefited tax refunds received. In addition, during the second quarter of fiscal 1996, the Company recorded a tax benefit of $0.2 million, which is related to prior years returns. The Company paid a contingency fee of $1.9 million related to the 1995 refund. In the event the IRS Appeals Office determines that the Company is not entitled to all or a portion of the deductions under Section 172(f), this fee is reimbursable to the Company proportionately. Of the $1.9 million, the Company expensed $0.5 million during the second quarter of fiscal 1996, which is the amount of fees related to the tax benefit recognized by the Company. The remaining $1.4 million is reflected in the Company's financial statements as other receivables.

         In October 1996, the Company received a $5.4 million refund for fiscal 1996. Of such refund, some portion, not known at the present time, will be recognized as a tax benefit. Receipt of the fiscal 1996 Federal tax refund does not imply IRS approval. Due to the uncertainty regarding Section 172(f), the unbenefited amount will be reflected on the Company's consolidated balance sheets in unbenefited tax refunds received. The Company also paid a contingency fee of $1.1 million related to the fiscal 1996 refund. In the event that the IRS Appeals Office determines that the Company is not entitled to all or a portion of the deductions under Section 172(f), this fee is reimbursable to the Company proportionately. During the second quarter of fiscal 1997, the Company will expense a certain portion of the fee paid in proportion to the amount of the fiscal 1997 Federal tax refund that is recognized by the Company as a tax benefit in the second quarter of fiscal 1997. The remaining amount of fees paid will be reflected in the Company's second quarter financial statements as other receivables.

         The Company is currently under audit by the IRS related to its 1995 Federal income tax return and the amended returns for prior years. Neither the Company nor the IRS will be foreclosed from raising other tax issues in regard to any audits of any such returns, which could also ultimately affect the Company's tax liability.

         The Company's ability to use any NOLs may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity (see "Potential Federal Income Tax Consequences - Effects on the Company"). The Company monitors the potential for "change of ownership" and believes that presently contemplated private placements of stock and the recent exchange of an outstanding promissory note for shares of stock will not cause a "change of ownership;" however, no assurances can be made that future events will not act to limit the Company's tax benefits.

         The Company had a carryover of $26.8 million of NOLs into fiscal 1997. In the event that the Company's tax refunds (as described above) are disallowed, the disallowed amount of carrybacks of specified liability losses would be recharacterized as NOLs. The resultant NOLs could increase the NOLs aggregately to approximately $76.8 million. In the event that a substantial portion of the $50.0 million aggregate tax deductions forming the basis for the Company's tax refund claims are reclassified as NOLs, a change of ownership (as defined above) would likely have the effect of disallowing the use of a substantial portion of the Company's NOLs by the Company under any circumstances during the limited carryover periods applicable thereto.

         In addition, the Company may be unable to utilize some or all of its allowable tax deductions or losses, which depend upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods.

PRIORITIES OF SECURITIES AND OTHER CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE COMPANY

         Implementation of the Exchange Offer will have significant consequences for the holders of the Company's debt and equity securities in the event of any future bankruptcy of the Company. Certain of these consequences are summarized below. Holders of debt and equity securities are encouraged to seek the advice of their own counsel or advisors with respect to such matters.

         RELATIVE PRIORITIES OF DEBT CLAIMS AND EQUITY INTERESTS

         The relative rankings of the Company's debt claims and equity interests as of August 31, 1996, both before and after giving effect to the Exchange for all of the outstanding Debentures (without reflecting any other transactions), are summarized in the following table. The relative priority of claims of holders of Debentures who do not tender such Debentures pursuant to the Exchange Offer may worsen because new debt or convertible securities, whether secured or unsecured,may, in each case, rank senior to the Debentures. In the event that the Company incurs additional indebtedness that is senior to the Debentures, the position of the Debentures relative to the new senior indebtedness will worsen. The relative priority of claims of holders of Debentures who tender them for acceptance by the Company, to the extent that such holders receive and retain cash, would improve in position relative to other creditors; to the extent that they exchange their Debentures for Common Stock, their relative position may worsen because all secured and unsecured debt ranks ahead of equity.

                    Priority                       Pre-Restructuring                       Post-Restructuring
                                                     Type and Amount                         Type and Amount
                                                       Outstanding                             Outstanding
----------------------------------------------------------------------------------------------------------------------
Secured Debt (a)

  Parent's Secured Creditors...................       $ 2,042,000                              $2,042,000

Subsidiaries' Unsecured Liabilities (b)........       $ 8,646,000                              $8,646,000

Subsidiaries' Senior Equity (c)................       $ 1,040,000                              $1,040,000

Parent's Unsecured Debt (b)

  General Creditors............................       $ 2,011,000                              $2,011,000

  Subordinated Debentures......................       $11,570,000                              $       --

Parent Shares of Common Stock
  Outstanding (c)..............................         2,864,684 Shares                        3,093,596 Shares


(a) All "secured debt" ranks ahead of all "equity" and, to the extent of the value of the security interest securing any such "secured debt," ranks ahead of all "unsecured debt," except to the extent subordination agreements among creditors specify otherwise. To the extent any amount of the "secured debt" is undersecured or becomes unsecured, any such amount will have the relative priority of other "unsecured debt."


(b) All "unsecured debt" ranks ahead of all "equity." Debentures rank pari passu in right of payment with all "unsecured debt," which would include trade payables and other general creditors of the Company (except for debts which are, by their terms, subordinated to indebtedness owed under the Debentures). The term pari passu means that such securities rank at the same level of priority for distributions in liquidation and/or bankruptcy, absent other bankruptcy considerations.

(c) Preferred Stock has priority over Common Stock in right of payment of dividends and in any distribution upon the liquidation, dissolution or winding up of the Company. Preferred Stock may be issued with rights determined by the Board of Directors from time to time.

         AVOIDABLE PREFERENCES

         If a case were to be commenced by or against the Company under the Bankruptcy Code following the consummation of the Exchange Offer, a bankruptcy trustee or the Company, as debtor in possession, could avoid as a preference any transfer of property made by the Company to or for the benefit of a creditor which was made on account of an antecedent debt if such transfer (i) was made within 90 days prior to the date of the commencement of the bankruptcy case or, if the creditor is found to have been an "insider" (as defined in the Bankruptcy
Code), within one year prior to the date of commencement of the bankruptcy case;
(ii) was made when the Company was insolvent; and (iii) permitted the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code had the transfer not been made. Under the Bankruptcy Code, a debtor is presumed to be insolvent during the 90 days preceding the date of commencement of a bankruptcy case. To overcome this presumption, it would need to be shown that at the time the transfers were made, the sum of the Company's debts was less than the fair market value of all of its assets.

                  Under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and if the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.

                  POTENTIAL TO BE SUBJECTED TO AUTOMATIC BANKRUPTCY STAY

                  In the event that the Company does not retire the Debentures or rescind the acceleration, a majority of Debentureholders by principal amount can request the Trustee to seek any remedies for non-payment, including potentially the filing of a bankruptcy petition. The filing of a petition would not affect the relative priority of creditors. Senior creditors may also file such a petition, or institute other actions against the Company, in order to enforce the subordination provisions of the Indenture that prevent the Debentureholders from collecting on their debts in advance of payment to any senior creditors.

                  A bankruptcy debtor could, after an involuntary petition is filed, seek voluntary protection under Chapter 11. Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor in possession attempts to reorganize its business for the benefit of the debtor, its creditors, and other parties-in-interest.

                  If the acceleration of principal and interest under the Debentures is not rescinded and the Debentureholders or the Trustee pursue remedies for collection of the aggregate of principal and interest due on all outstanding Debentures, it may result in the Company, as its only viable alternative, commencing a bankruptcy case.

                  Involuntary bankruptcy petitions do not result in an immediate Event of Default and acceleration under the Debentures. During the period beforehand, the Company would, absent a contrary bankruptcy court order, continue to manage its own assets, and may incur additional debtor obligations. A voluntary petition, or the order for relief under an involuntary petition as described above, does result in an Event of Default and an acceleration under the terms of the Indenture. A Chapter 11 petition is treated like a voluntary petition under the Indenture.

                  The filing of a bankruptcy petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect pre-petition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until confirmation of a plan of reorganization.

                  There is a substantial risk that the bankruptcy case will be protracted and costly and disruptive to the Company's business and there can be no assurance that a plan favorable to Debentureholders will be proposed and confirmed. The Company believes that any protracted bankruptcy case would have a material adverse effect on the Company including:

                  (a) disruption of business activities by diverting the attention of the Company's senior management;

                  (b) potential for substantial diminution in the value of the Company's assets;

                  (c) potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;

                  (d) substantial increase in the cost of restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;

                  (e) uncertainty as to the ability of the Company to effectuate any such restructuring and, if it is effectuated, the timing thereof;

                  (f) interference and delay regarding payments to holders of Debentures and other creditors;

                  (g) potential for forced liquidation of some of the Company's assets at substantially reduced values and the resulting loss to creditors and others; and

                  (h) increased uncertainty among the Company's employees, business partners and associates.

                  In addition, the Company believes that, because of the importance of continuing stable relations with the health care industry, the Company is particularly susceptible to any adverse reactions such constituencies may have to the filing of a bankruptcy petition, particularly if the bankruptcy case is long in duration. As a result, and for other reasons, any commencement of a bankruptcy case could adversely affect the Company's business operations.

                  To determine what holders in each impaired class of creditors would receive if the Company were liquidated or the least they can receive in a Chapter 11 reorganization, one must determine the dollar amount that would be generated from the liquidation of the Company's assets and properties in the context of a Chapter 7 liquidation case. Secured claims and the costs and expenses of the liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition unsecured claims and interests.

                  Under Chapter 7, absent subordination in accordance with
Section 510 of the Bankruptcy Code, the rule of absolute priority of distribution would apply. Under that rule, no junior creditor would receive any distribution until the allowed claims of all senior creditors are paid in full, and no holder of an Interest would receive any distribution until the allowed claims of all creditors are paid in full.

                  The Company has not performed any analysis of its reorganization or liquidation values and has not obtained an independent valuation of the Company's assets or liabilities and there can be no assurance that the Company would receive in liquidation the value for its assets set forth in the Company's financial statements. The Company's financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets and liabilities that may result from the outcome of this uncertainty as to its ability to continue as a going concern.

                  PROHIBITIONS ON PAYMENT TO DEBENTUREHOLDERS

                  The payment of cash or property (other than capital stock of the Company) would be prohibited, and the Company does not intend to make such payment, if there exists at such time any law, rule or order which would be violated by such payment or a law that would under the circumstances existing at the time be violated by such payment. The Company cannot determine at this time whether the payment to Debentureholders will be permitted by law. Certain of the laws affecting the Company's ability to make such payments are described elsewhere herein.

                  FRAUDULENT CONVEYANCES

                  If a court in a lawsuit by or on behalf of an unpaid creditor or a representative of creditors, such as a bankruptcy trustee, or the Company, as debtor in possession, were to find that, at the time of consummation of the Exchange Offer (a) the Company received less than reasonably equivalent value in exchange for the consideration given by the Company for property surrendered by the tendering holders of Debentures, and (b) the Company (i) was insolvent or was rendered insolvent as a result of such transfers, (ii) had unreasonably small remaining assets or capital for its business, or (iii) intended to incur, or believed or reasonably should have believed it would incur, debts beyond its ability to pay such debts as they become due, then such court could determine that all or a portion of such transfers were avoidable as a "constructive" fraudulent transfer and require the transferees to return to the Company or its bankruptcy trustee the consideration given. The Company believes that, because of the reduction in the Company's outstanding indebtedness that will result from each of the other exchanges or transfers described above, a bankruptcy court should find that the Company received reasonably equivalent value for the consideration given by the Company. There can be no assurance, however, that a bankruptcy court would make such a determination.

NO FAIRNESS OPINION

                  The Company has not advised Debentureholders on the value of the Debentures that would be surrendered in the Exchange because, among other reasons, the Company has not obtained a fairness opinion from any investment banking firm or an appraisal or any other investigation of the fairness to Debentureholders from a financial point of view, of the Exchange Consideration.

HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


                  As of August 31, 1996, the Company had a stockholders' deficiency of $8.5 million, a working capital deficiency of approximately $22.4 million and a negative current ratio (a measure of liquidity comparing current assets to current liabilities). The net loss for the 3 months ended August 31, 1996 was $1.8 million, and the loss for the same 3-month period in fiscal 1996 was $1.3 million. The Company's cash position declined over the first quarter of fiscal 1997 from $4.4 million to $2.4 million. In October 1996, the Company received a $5.4 million related to its 1996 Federal tax refund. Cash on hand is the primary source of funds which the Company intends to utilize to pay the cash portion of the Exchange Consideration. The Company believes that the increasing role of HMO's, reduced benefits from employers and indemnity companies, and a shifting to outpatient programs continue to impact utilization of its facilities and services.


                  There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.

CONTINUED LISTING ON NYSE


                  In October 1994, the NYSE notified the Company that it was below certain quantitative and qualitative listing criteria in regard to net tangible assets available to common stock and three year average net income among other items. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to continuing listing standards. Management anticipates success in "global restructuring" (see Note 2 to the Company's Condensed Consolidated Financial Statements filed with its Quarterly Report on Form 10-Q for the quarter ended August 31, 1996, incorporated herein by reference) will be necessary in order to satisfy the Committee of the Company's progress. The Company met with representatives of the NYSE during the third quarter of fiscal 1995 and during the first and fourth quarters of fiscal 1996, to discuss the Company's financial condition and intention to issue shares without seeking approval of shareholders pursuant to the exception to the NYSE policy for financially-distressed companies. The shares of Common Stock issued in such transaction were approved for listing on the NYSE. Such distress exception applied only to those specific shares.

ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT TENDERED IN THE EXCHANGE OFFER

                  SUBORDINATION

                  The Debentures represent the subordinated indebtedness of the Company. The Company may incur indebtedness that is senior to the Debentures in unlimited amounts. The Debentures are general unsecured obligations exclusively of the Company. Since a substantial portion of the Company's and its consolidated subsidiaries' business is conducted through certain of such subsidiaries, the cash flow and consequent ability of the Company to satisfy its indebtedness to Debentureholders are dependent, in part, upon the earnings of such subsidiaries and a distribution of those earnings to the Company. The Company's subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to make any payment on the Debentures or to make funds therefor available. Any rights of the Company to receive assets of any subsidiary (and the consequent right of Debentureholders to possibly benefit from participating therein) in any liquidation or reorganization of the subsidiary will be effectively subordinated to the creditors of the subsidiary (including trade creditors) in any liquidation or reorganization of the subsidiary.

                  REDEMPTION; MATURITY

                  The Indenture permits the Company, at its election, to redeem the Debentures at 100% of the original principal amount (the "face value") at any time before maturity. The original maturity date of the Debentures was April 15, 2010. Provided that the acceleration of Debentures is effectively rescinded, the maturity date will once again become April 15, 2010, subject to any future conditions affecting maturity. The Company may determine whether or not to redeem Debentures based on interest rates that prevail at future times or other economic factors as they affect the Company's interests. See "Description of Debentures."

                  CONVERSION PRICE FAR ABOVE SHARE PRICES

                  The Debentures are convertible into Common Stock at a price so far in excess of the current market price of Common Stock as to be unattractive to Debentureholders in today's market.

                  INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS

                  Despite the dismissal on March 6, 1995 of the involuntary bankruptcy petition filed against the Company on February 24, 1995 by or on behalf of three Debentureholders, no assurance may be made that such or other persons whom the Company owes any debt could not file another involuntary petition in bankruptcy court. The Company's 7 1/2% Convertible Subordinated Debentures continue to be in default, including the payment default involving interest accruing from April 1994 on approximately $9.5 million of outstanding face amount, and interest on all overdue installments, and the Debentures continue to be accelerated, and immediately payable in full. To rescind the acceleration of the Debentures would require written consent of a majority of the Debentures and the cure of all existing defaults. No assurances can be made that the holders of Debentures will consent to rescission of the acceleration or that the defaults can be cured. The Company's ability to solicit consent of Debentureholders may be subject to Rule 14a under the Exchange Act, which may require that the Company provide audited and unaudited financial information to holders. Debentureholders who filed the earlier involuntary petition on February 24, 1995 may file another such petition. Other creditors may also file such a petition, or institute other actions against the Company, in order to prevent the Debentureholders from collecting on their debts in advance of payment to themselves.

                  SPORADIC TRADING

                  The Debentures are not listed on any securities exchange or quoted on NASDAQ or any other automated quotation system. The trading, if any, in the Debentures is limited and sporadic. The Company believes that presently there are fewer than 50 registered holders of Debentures. Because the Debentures may be, after consummation of the Exchange Offer, held by a more limited number of registered holders, the trading market will become even more limited. These events are likely to have an adverse effect on the overall liquidity and market value of the Debentures.

UNCERTAINTY OF FUTURE FUNDING

                  The Company's negative cash flow from operations has consumed substantial amounts of cash. Also, the retiring of Debentures, which the Company has agreed to use its best efforts to do, will require substantial amounts of cash. Issuance of additional equity securities by the Company could result in substantial dilution to then-existing stockholders. The Company is liable for the entire $9,538,000 principal amount plus approximately, as of November 15, 1996, $1,847,988 of overdue semi-annual interest installments, $145,306 of interest on default interest, and $59,614 of interest due only on account of acceleration of the April 15, 1997 interest installment, which will aggregate approximately $1,993,294 at November 15, 1996.

                  During fiscal 1995 and 1996, a principal source of liquidity has been the private sale of debt securities convertible into equity. Under the shareholder approval policies of the NYSE, with certain exceptions, a listed company may not effect sales or a series of sales of securities involving more than 20% of the amount of Common Stock previously outstanding without prior shareholder approval. Compliance with the NYSE shareholder approval policy may adversely affect the Company's ability to sell large amounts of securities. This NYSE requirement does not apply to issuances in a public offering for cash.

DISPOSITION OF ASSETS

                  The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition and results of operations or that the Company has sufficient additional assets that could be disposed of in order to fund its current or future capital requirements.

                  A $2.0 million secured promissory note has been issued by the Company, the collateral for which constitutes two of the remaining freestanding facilities of the Company.

                  In connection with the March 3, 1995 Letter Agreement with Mr. Lustig, the Company conditionally agreed to pledge all of the shares of Comprehensive Care Integration, Inc., ("CCI"), formerly called CareUnit, Inc. The Letter Agreement provided that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise." No pledge of the CCI shares is contemplated by the Company in the currently proposed Exchange Offer, because, in the Company's view, the particular provision of the Letter Agreement related thereto is not binding upon the Company because of the failure on the part of the other parties thereto to perform under the conditions thereof. However, the Company is using certain concepts from the Letter Agreement as a framework for the proposed Exchange described in this Offering Circular.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

                  The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of the treatment provided by the Company will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.

UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

                  The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and assurances cannot be made that any such reforms will not have material adverse effects on the Company.

MANAGEMENT OF EXPANSION

                  The Company's anticipated growth and expansion into areas and activities requiring additional medical and administrative expertise, such as behavioral medicine managed care, are expected to place increased demands on the Company's resources. These demands are expected to require the retention of some or all of current management and the addition of new management personnel and the development of additional expertise by some or all existing and new management personnel. The failure to retain or acquire such services or to develop such expertise could have a material adverse effect on the prospects for the Company's success.

MANAGEMENT OF TRANSITION

                  The Company's prospects for success depend, to a degree, on its ability to successfully implement its current restructuring plans. The failure of the Company to successfully transition, or any unanticipated or significant delays in such transition, could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to achieve its planned transition without disruption to its business or that the transitioned Company resulting from the planned business transition will be adequate to sustain future growth by the Company.

PRICE VOLATILITY IN PUBLIC MARKET

                  The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the managed care sector have experienced significant volatility.

                             PRINCIPAL STOCKHOLDERS

                  The following information is given as of November 1, 1996 (the "reporting date") and concerns beneficial ownership of the Common Stock by all of the directors of the Company, certain present or former executive officers as named in the table below, and all of the directors and all of the executive officers as a group. According to rules adopted by the Commission, "beneficial ownership" of securities for this purpose is the power to vote them or to direct their investment, and includes the right to acquire beneficial ownership within 60 days. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned, and their mailing address is the Company's principal office, such address being 1111 Bayside Drive, Suite 100, Corona del Mar, CA 92625. A total of 2,958,185 shares of Common Stock were outstanding on the reporting date, each whole share of Common Stock outstanding entitled to one vote. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                    Amount and Nature of      Percent
Name of Beneficial Owner            Beneficial Ownership      of Class
------------------------            --------------------      --------
William H. Boucher                      17,500    (1)            *
J. Marvin Feigenbaum                    24,166    (2)            *
Stuart J. Ghertner, Ph.D.                5,000    (3)            *
Lindner Funds (4)                      586,700    (4)          17.8
Ronald G. Hersch, Ph.D.                 38,666    (5)           1.3
Drew Q. Miller (6)                          --                   *
W. James Nicol                          17,556    (7)            *
Kerri Ruppert                           42,250    (8)           1.4
Chriss W. Street                       166,560    (9)           5.3
All executive officers and
  directors as a group (8 persons)     311,698   (10)           9.6

----------------
(1) Includes 17,500 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.
(2) Includes 24,166 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.
(3) Includes 5,000 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date. Dr. Ghertner was appointed Interim Chief Operating Officer of the Company on August 15, 1996; and on September 3, 1996, was named Interim President of the Company's majority-owned subsidiary, Comprehensive Behavioral Care, Inc.
(4) The mailing address of Lindner Funds is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes 336,700 shares currently reserved for issuance upon conversion of a Secured Convertible Note dated January 9, 1995 and 250,000 shares sold under an Amended Common Stock Purchase Agreement dated June 29, 1995. Lindner Funds, as described in its Schedule 13G, holds the shares and convertible debt in more than one fund.
(5) Includes 8,334 shares held directly and 30,332 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date. Dr. Hersch served as the President of Comprehensive Behavioral Care, Inc. as of the end of the 1996 fiscal year and until September 3, 1996. On September 3, 1996, Dr. Hersch was named Vice President - Strategic Planning and Development for the Company. On October 15, 1996, Dr. Hersch resigned this position and announced his separation from the Company effective January 15, 1997.
(6) Mr. Drew Q. Miller was an executive officer of the Company as of the end of the 1996 fiscal year. He served until July 14, 1996 as Senior Vice President, Chief Financial Officer and Chief Operating Officer, and served as Senior Vice President and Chief Operating Officer until August 14, 1996, at which time he resigned as Senior Vice President and Chief Operating Officer. Mr. Miller's mailing address is 775 Oakwood Street, Orange, California 92669.
(7) Includes 56 shares held by Mr. Nicol's spouse as custodian for his three minor children, all of whom reside with Mr. Nicol, and 17,500 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.
(8) Consists of 42,250 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.

(9) Includes 6,560 shares held directly and 60,000 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date. Also includes 5,000 vested shares and 95,000 restricted shares under a restricted stock agreement over which the holder has sole voting power, the issuance of which is pending administerial matters.
(10) Includes a total of 196,748 shares subject to outstanding options that are presently exercisable or exercisable within 60 days after the reporting date and 5,000 vested and 95,000 restricted shares over which the holder has sole voting power, the issuance of which is pending.

                                 USE OF PROCEEDS

         Up to approximately $5,607,000 ($5,532,000 in cash and estimated costs of $75,000) could be used to retire 100% of the outstanding balance of indebtedness under the Debentures. See "Exchange Offering Funding Requirements and Sources."

                                 DIVIDEND POLICY

         The Company anticipates that all future earnings will be retained to finance future growth. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. While the Debentures are due and unpaid, payments of dividends in cash or property to holders of capital stock is prohibited.

       PRO FORMA CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS

         The following tables set forth (1) the pro forma consolidated balance sheets of the Company as of August 31 and May 31, 1996, respectively, each of which give effect to the Exchange for 100% of the outstanding Debentures and 30% of the outstanding Debentures, respectively, after adding the Company's non-recurring gains attributable to the Exchange and deducting the Company's estimated expenses; and (2) the pro forma consolidated statements of operations of the Company for the three months ended August 31, 1996 and the fiscal year ended May 31, 1996, respectively, each of which give effect, as of the beginning of the Company's fiscal year, to the Exchange for 100% of the outstanding Debentures and 30% of the outstanding Debentures, respectively, and reports only in the notes thereunder, and does not include in the pro forma consolidated statements of operations, the pro forma results of the Exchange in terms of earnings after the effect of the non-recurring gains to be recognized by the Company upon such Exchange.

         For purposes of the presentation in the following pro forma financial statements, an assumed value of $11.00 per share ("Assumed Value Per Share") has been assigned to the Company's Common Stock to be issued and delivered to Debentureholders in the Exchange. The Assumed Value Per Share is not intended to reflect any opinion or prediction as to the actual fair market value of the Common Stock at any particular date.

         These pro forma consolidated financial statements are unaudited and do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The audited consolidated financial statements and notes to consolidated financial statements included in the Form 10-K/A-2 for the fiscal year ended May 31, 1996 as filed with the Securities and Exchange Commission (the "Commission") on November 7, 1996 (the "1996 Form 10-K") and the unaudited condensed consolidated financial statements for the three months ended August 31, 1996 included in the Form 10-Q as filed with the Commission on October 15, 1996 (the "August 31, 1996 Form 10-Q"), respectively, provide additional disclosures and a further description of accounting policies.

         The Company's accompanying pro forma financial statements are presented on the basis that the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred significant recurring losses and negative cash flows from operations which raises substantial doubt about the Company's ability to continue as a going concern. The continuation of the Company's business is dependent upon the resolution of operating and short-term liquidity problems and the realization of the Company's plans in regard to these matters, and the consolidated financial statements do not include any adjustments that might result from an unfavorable outcome of this uncertainty. See further description of such uncertainty and the Company's plans as to such matters in "Note 2 -- Operating Losses and Liquidity," in the Company's 1996 Form 10-K/A2 and August 31, 1996 Form 10-Q, respectively.

                         COMPREHENSIVE CARE CORPORATION
                      Pro Forma Consolidated Balance Sheets
                              As of August 31, 1996
                             (dollars in thousands)

                                                                                                     Pro Forma
                                                                             ------------------------------------------------------
                                                           August 31, 1996   Adjustments       100%      Adjustments        30%
                                                           ---------------   -----------    ----------   -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents ...............................   $  2,355        $ (5,532)(1)   $ (3,177)    $ (2,748)(6)     $  (393)
  Accounts receivable, less allowance
    for doubtful accounts of $947 .........................      3,208              --          3,208           --           3,208
  Other receivables .......................................      1,478              --          1,478           --           1,478
  Property and equipment held for sale ....................      1,221              --          1,221           --           1,221
  Other current assets ....................................        202              --            202           --             202
                                                              --------        --------       --------     --------         -------
Total current assets ......................................      8,464          (5,532)         2,932       (2,748)          5,716
                                                              --------        --------       --------     --------         -------
Property and equipment at cost ............................     10,122              --         10,122           --          10,122
Less accumulated depreciation and amortization ............     (3,703)             --         (3,703)          --          (3,703)
                                                              --------        --------       --------     --------         -------
Net property and equipment ................................      6,419              --          6,419           --           6,419
                                                              --------        --------       --------     --------         -------
Property and equipment held for sale ......................      4,716              --          4,716           --           4,716
Notes receivable ..........................................      2,147              --          2,147           --           2,147
Other assets ..............................................      2,610              --          2,610           --           2,610
                                                              --------        --------       --------     --------         -------
Total assets ..............................................   $ 24,356        $ (5,532)      $ 18,824     $ (2,748)        $21,608
                                                              ========        ========       ========     ========         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities ...............   $ 11,556        $ (1,749)(2)   $  9,807     $ (1,561)(7)     $ 9,995
   Long-term debt in default ..............................      9,538          (9,538)(3)         --       (9,538)(8)          --
   Current maturities of long-term debt ...................      2,374              --          2,374           --           2,374
   Unbenefited tax refund received ........................      7,018              --          7,018           --           7,018
   Income taxes payable ...................................        390              --            390           --             390
                                                              --------        --------       --------     --------         -------
Total current liabilities .................................     30,876         (11,287)        19,589      (11,099)         19,777
                                                              --------        --------       --------     --------         -------
Long-term debt, excluding current maturities ..............         --              --             --        6,677(9)        6,677
Other liabilities .........................................        877              --            877           --             877
Minority interest .........................................      1,050              --          1,050           --           1,050
COMMITMENTS AND CONTINGENCIES
  (See Note 6 to the Company's Condensed
  Consolidated Financial Statements included in
  its Quarterly Report on Form 10-Q for the fiscal
  quarter ended August 31, 1996)

Stockholders' equity:
   Preferred stock, $50.00 par value;
     authorized 60,000 shares .............................         --              --             --           --              --
   Common stock, $.01 par value;
     authorized 12,500,000 shares;
     issued and outstanding 2,864,684 .....................         28               2(4)          30            1(10)          29
   Additional paid-in capital .............................     44,051           2,516(4)      46,567          755(10)      44,806
   Accumulated deficit ....................................    (52,526)          3,237(5)     (49,289)         918(11)     (51,608)
                                                              --------        --------       --------     --------         -------
Total stockholders' equity (deficit) ......................     (8,447)          5,755         (2,692)       1,674          (6,773)
                                                              --------        --------       --------     --------         -------
Total liabilities and stockholders' equity ................   $ 24,356        $ (5,532)      $ 18,824     $ (2,748)        $21,608
                                                              ========        ========       ========     ========         =======

                      (footnotes begin on following page)

-------------------------------------

(1) Represents payment of $4,769,000 in principal ($500 payable in cash per $1,000 of principal amount) and $763,000 in interest ($80 payable in cash per $1,000 of principal amount).

(2) Represents cancellation of $1,699,000 in accrued interest and $125,000 in default interest, each at the rate of 7 1/2% per year, partially offset by the accrual of $75,000 in related filing expenses.

(3) Represents Debenture payoff of $4,769,000 in cash, the issuance of $1,679,000 in common stock, and the realization of $3,090,000 of cancellation of debt (non-recurring gain).

(4) Using the $11.00 Assumed Value Per Share, less the $.01 par value per share of common stock: (a) the aggregate par value is computed by multiplying 228,912 shares of common stock by the $.01 par value per share; and (b) the additional paid in capital is derived by multiplying the remaining $10.99 per share ($11.00 less $.01) by 228,912 shares.

(5) Represents non-recurring gains of $3,090,000 and $222,000 in the exchange of Exchange Consideration for principal and total interest and default interest, respectively, partially offset by the accrual of $75,000 in related filing expenses.

(6) Represents payment of $1,431,000 in principal ($500 payable in cash per $1,000 of principal amount), $1,230,000 in interest, plus $87,000 in default interest (the sum of $80 payable in cash per $1,000 of 30% of the outstanding principal amount plus the interest on 70% of the outstanding principal amount at the rate of 7 1/2% per year from April 15, 1994 to June 1, 1996 plus interest on default interest at the same rate of 7 1/2%).

(7) Represents cancellation of $1,511,000 in accrued interest and $125,000 in default interest, each at the rate of 7 1/2% per year, partially offset by the accrual of $75,000 in related filing expenses.

(8) Represents Debenture payoff of $1,431,000 in cash, $503,000 in common stock (at the $11.00 Assumed Value Per Share), and $927,000 forgiveness of debt (non-recurring gain), and reclassification of $6,677,000 from a long-term debt in default to a long-term debt.

(9) Reclassification of $6,677,000 unexchanged Debentures from a long-term debt in default to a long-term debt.

(10) Additional paid-in capital of $10.99 (at the $11.00 Assumed Value Per Share less the $0.01 par value per share) multiplied by 68,674 shares of common stock = $754,723. Aggregate par value of 68,674 shares of common stock multiplied by $.01 per share = $687.

(11) Represents non-recurring gains of $927,000 and $66,000 in the exchange of Exchange Consideration for principal and total interest and default interest, respectively, partially offset by the accrual of $75,000 in related filing expenses.

                         COMPREHENSIVE CARE CORPORATION
                      Pro Forma Consolidated Balance Sheets
                               As of May 31, 1996
                             (dollars in thousands)

                                                                                       Pro Forma
                                                                 -----------------------------------------------------
                                                   May 31, 1996  Adjustments      100%        Adjustments       30%
                                                  -------------  -----------   ----------     -----------    ---------

ASSETS
Current assets:
  Cash and cash equivalents .....................    $  4,433    $ (5,532)(1)   $ (1,099)       $ (2,730)(6)   $ 1,703
  Accounts receivable, less allowance
    for doubtful accounts of $877 ...............       2,476          --          2,476              --         2,476
  Other receivables .............................       1,478          --          1,478              --         1,478
  Property and equipment held for sale ..........       1,233          --          1,233              --         1,233
  Other current assets ..........................         352          --            352              --           352
                                                     --------    --------       --------        --------       -------
Total current assets ............................       9,972      (5,532)         4,440          (2,730)        7,242
                                                     --------    --------       --------        --------       -------
Property and equipment ..........................       9,863          --          9,863              --         9,863
Less accumulated depreciation and amortization ..      (3,590)         --         (3,590)             --        (3,590)
                                                     --------    --------       --------        --------       -------
Net property and equipment ......................       6,273          --          6,273              --         6,273
                                                     --------    --------       --------        --------       -------
Property and equipment held for sale ............       6,915          --          6,915              --         6,915
Other assets ....................................       1,958          --          1,958              --         1,958
                                                     --------    --------       --------        --------       -------
Total assets ....................................    $ 25,118    $ (5,532)      $ 19,586        $ (2,730)      $22,388
                                                     ========    ========       ========        ========       =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities .....    $ 10,714    $ (1,543)(2)   $  9,171        $ (1,481)(7)   $ 9,233
   Long-term debt in default ....................       9,538      (9,538)(3)         --          (9,538)(8)        --
   Current maturities of long-term debt .........       2,464          --          2,464              --         2,464
   Unbenefited tax refund received ..............       7,018          --          7,018              --         7,018
   Income taxes payable .........................         410          --            410              --           410
                                                     --------    --------       --------        --------       -------
Total current liabilities .......................      30,144     (11,081)        19,063         (11,019)       19,125
                                                     --------    --------       --------        --------       -------
Long-term debt, excluding current maturities ....          24          --             24           6,677 (9)     6,701
Other liabilities ...............................         749          --            749              --           749
Minority interest ...............................       1,000          --          1,000              --         1,000

COMMITMENTS AND CONTINGENCIES

(See Note 15 to the Company's Consolidated
Financial Statements included in its Annual
Report on Form 10-K/A-2 for the fiscal year ended
May 31, 1996)

Stockholders' equity:
   Preferred stock, $50.00 par value;
     authorized 60,000 shares ...................          --          --             --              --            --
   Common stock, $.01 par value;
     authorized 12,500,000 shares;
     issued and outstanding 2,848,685 ...........          28           2(4)          30               1(10)        29
   Additional paid-in capital ...................      43,931       2,516(4)      46,447             755(10)    44,686
   Accumulated deficit ..........................     (50,758)      3,031(5)     (47,727)            856(11)   (49,902)
                                                     --------    --------       --------        --------       -------
Total stockholders' equity (deficit) ............      (6,799)      5,549         (1,250)          1,612        (5,187)
                                                     --------    --------       --------        --------       -------
Total liabilities and stockholders' equity ......    $ 25,118    $ (5,532)      $ 19,586        $ (2,730)      $22,388
                                                     ========    ========       ========        ========       =======

                       (footnotes begin on following page)

-------------------------------------
(1) Represents payment of $4,769,000 in principal ($500 payable in cash per $1,000 of principal amount) and $763,000 in interest ($80 payable in cash per $1,000 of principal amount).

(2) Represents cancellation of $1,520,000 in accrued interest and $98,000 in default interest, each at the rate of 7 1/2% per year, partially offset by the accrual of $75,000 in related filing expenses.

(3) Represents Debenture payoff of $4,769,000 in cash, the issuance of $1,679,000 in common stock, and the realization of $3,090,000 of cancellation of debt (non-recurring gain).

(4) Using the $11.00 Assumed Value Per Share, less the $.01 par value per share of common stock: (a) the aggregate par value is computed by multiplying 228,912 shares of common stock by the $.01 par value per share; and (b) the additional paid in capital is derived by multiplying the remaining $10.99 per share ($11.00 less $.01) by 228,912 shares.

(5) Represents non-recurring gains of $3,090,000 and $16,000 in the exchange of Exchange Consideration for principal and total interest and default interest, respectively, partially offset by the accrual of $75,000 in related filing expenses.

(6) Represents payment of $1,431,000 in principal ($500 payable in cash per $1,000 of principal amount), $1,230,000 in interest, plus $69,000 in default interest (the sum of $80 payable in cash per $1,000 of 30% of the outstanding principal amount plus the interest on 70% of the outstanding principal amount at the rate of 7 1/2% per year from April 15, 1994 to June 1, 1995 plus interest on default interest at the same rate of 7 1/2%).

(7) Represents cancellation of $1,458,000 in accrued interest and $98,000 in default interest, each at the rate of 7 1/2% per year, partially offset by the accrual of $75,000 in related filing expenses.

(8) Represents Debenture payoff of $1,431,000 in cash, $503,000 in common stock (at the $11.00 Assumed Value Per Share), and $927,000 forgiveness of debt (non-recurring gain), and reclassification of $6,677,000 from a long-term debt in default to a long-term debt.

(9) Reclassification of $6,677,000 unexchanged Debentures from a long-term debt in default to a long-term debt.


(10) Additional paid-in capital of $10.99 (at the $11.00 Assumed Value Per Share less the $0.01 par value per share) multiplied by 68,674 shares of common stock = $754,723. Aggregate par value of 68,674 shares of common stock multiplied by $.01 per share = $687.


(11) Represents non-recurring gains of $927,000 and $4,000 in the exchange of Exchange Consideration for principal and total interest and default interest, respectively, partially offset by the accrual of $75,000 in related filing expenses.

                         COMPREHENSIVE CARE CORPORATION
                 Pro Forma Consolidated Statements of Operations
                       Three Months Ended August 31, 1996
                (dollars in thousands, except per share amounts)

                                                                                          Pro Forma
                                                                      -------------------------------------------------
                                                     August 31, 1996  Adjustments     100%       Adjustments      30%
                                                     ---------------  -----------   --------     -----------   --------
Revenues:
  Operating revenues...............................      $ 8,993        $  --       $  8,993        $ --       $  8,993

Costs and expenses:
  Direct healthcare operating expenses .............       8,169           --          8,169          --          8,169
  General and administrative expenses ..............       1,654           75(1)       1,729          75(1)       1,729
  Restructuring expenses ...........................         195           --            195          --            195
  Provision for doubtful accounts ..................          47           --             47          --             47
  Depreciation and amortization ....................         162           --            162          --            162
                                                         -------        -----       --------        ----       --------
Total Costs and Expenses ...........................      10,227           75         10,302          75         10,302
                                                         -------        -----       --------        ----       --------

Loss from operations ...............................      (1,234)         (75)        (1,309)        (75)        (1,309)
                                                         -------        -----       --------        ----       --------

  Gain on sale of assets ...........................           6           --              6          --              6
  Loss on sale of assets ...........................        (250)          --           (250)         --           (250)
  Interest income ..................................          45           --             45          --             45
  Interest expense .................................        (336)         206(2)        (130)         81(3)        (255)
                                                         -------        -----       --------        ----       --------
Loss before income taxes ...........................      (1,769)         131         (1,638)          6         (1,763)

  Provision (benefit) for income taxes .............          (1)          --             (1)         --             (1)
                                                         -------        -----       --------        ----       --------

  Loss before extraordinary item...................      $(1,768)       $ 131       $ (1,637)       $  6       $ (1,762)
                                                         =======        =====       ========        ====       ========

Loss per common share:
  Loss before extraordinary item...................      $ (0.62)       $0.05       $  (0.57)       $ --       $  (0.62)
                                                         =======        =====       ========        ====       ========

----------------------------

(1) Represents legal, accounting, printing, distribution and filing fees related to the Exchange.
(2) Represents $179,000 of Debenture interest accruing at 7 1/2% on $9,538,000 of principal amount and $27,000 of default interest which is calculated at an interest rate of 7 1/2% of unpaid interest and would not have accrued assuming the Exchange occurred effective June 1, 1996.
(3) Represents $54,000 of Debenture interest accruing at 7 1/2% on $9,538,000 of principal amount and $27,000 of default interest which is calculated at an interest rate of 7 1/2% of unpaid interest and would not have accrued assuming the Exchange occurred effective June 1, 1996.

         The Pro Forma Consolidated Statements of Operations do not reflect the non-recurring gain resulting from the Debenture Exchange, which is estimated to be approximately $3,312,000 and $994,000, respectively, before taxes, on a 100% or 30% Exchange of the outstanding $9,538,000 in principal amount of Debentures.

         Assuming 100% of the Debentures are exchanged, the portion of the gain attributable to unpaid principal and interest is $3,090,000 and $222,000, respectively. The principal gain is computed by subtracting from the $9,538,000 of outstanding principal, $4,769,000 of cash ($500 per $1,000 of outstanding principal) and the issuance of $1,679,000 of common stock (16 shares per $1,000 of outstanding principal multiplied by the $11.00 Assumed Value Per Share). The interest gain is computed by multiplying 7 1/2% by the $9,538,000 of principal amount outstanding for the period from April 15, 1994 to August 31, 1996 plus interest at 7 1/2% on the unpaid default interest amount for the period from October 15, 1994 to August 31, 1996 based on an increasing default balance as additional payments became due less $80 per $1,000 of $9,538,000 (100% of outstanding principal amount) for an amount of $763,000 of cash and the issuance of $839,000 of common stock (8 shares per $1,000 of the outstanding principal amount exchanged multiplied by the $11.00 Assumed Value Per Share).

                  Assuming 30% of the Debentures are exchanged, the portion of the gain attributable to unpaid principal and interest is $927,000 and $66,000, respectively. The principal gain is computed by subtracting from the 30% of the $9,538,000 of outstanding principal equaling $2,861,000, $1,431,000 of cash ($500 per $1,000 of 30% of the outstanding principal) and the issuance of $504,000 of common stock (16 shares per $1,000 of 30% of the outstanding principal multiplied by the $11.00 Assumed Value Per Share). The interest gain is computed by multiplying 7 1/2% by 30% of the $9,538,000 principal amount outstanding for the period of April 15, 1994 to August 31, 1996 plus interest of 7 1/2% on the unpaid default interest amount for the period from October 15, 1994 to August 31, 1996 due under the exchanged 30% of the $9,538,000 principal amount outstanding, based on an increasing default balance as additional payments became due, less $80 per $1,000 of $2,861,000 (30% of outstanding principal), for an amount of $229,000 of cash and the issuance of $252,000 of common stock (8 shares per $1,000 of principal amount exchanged multiplied by the $11.00 Assumed Value Per Share).

                  The total of default interest installments overdue on the $9,538,000 principal amount outstanding was $357,675 from October 15, 1994 to April 15, 1995; $715,350.00 from April 15, 1995 to October 15, 1995; $1,073,025 from October 15, 1995 to April 15, 1996; and $1,430,700 from April 15, 1996 through August 31, 1996.

                         COMPREHENSIVE CARE CORPORATION
                 Pro Forma Consolidated Statements of Operations
                         Fiscal Year Ended May 31, 1996
                (dollars in thousands, except per share amounts)

                                                                                                    Pro Forma
                                                                               -------------------------------------------------
                                                                May 31, 1996   Adjustments     100%       Adjustments      30%
                                                                ------------   -----------   --------     -----------   --------
Revenues:
  Operating revenues...........................................    $32,488       $  --      $ 32,488        $  --       $ 32,488

Costs and expenses:
  Direct healthcare operating expenses .........................    29,208          --        29,208           --         29,208
  General and administrative expenses ..........................     7,632          75(1)      7,707           75(1)       7,707
  Provision for doubtful accounts ..............................       934          --           934           --            934
  Depreciation and amortization ................................     2,099          --         2,099           --          2,099
  Restructuring expenses .......................................        94          --            94           --             94
  Equity in loss of unconsolidated affiliates ..................       191          --           191           --            191
                                                                   -------       -----      --------        -----       --------
Total Costs and Expenses .......................................    40,158          75        40,233           75         40,233
                                                                   -------       -----      --------        -----       --------

Loss from operations ...........................................    (7,670)        (75)       (7,745)         (75)        (7,745)
                                                                   -------       -----      --------        -----       --------

  Gain on sale of assets .......................................     1,336          --         1,336           --          1,336
  Loss on sale of assets .......................................       (82)         --           (82)          --            (82)
  Interest income ..............................................       210          --           210           --            210
  Interest expense .............................................    (1,374)        791(2)       (583)         237(3)      (1,137)
  Non-operating gain ...........................................       860          --           860           --            860
                                                                   -------       -----      --------        -----       --------
Loss before income taxes .......................................    (6,720)        716        (6,004)         162         (6,558)

  Provision (benefit) for income taxes .........................    (2,478)         --        (2,478)          --         (2,478)
                                                                   -------       -----      --------        -----       --------

  Loss before extraordinary item...............................    $(4,242)      $ 716      $ (3,526)       $ 162       $ (4,080)
                                                                   =======       =====      ========        =====       ========

Loss per common share:
  Loss before extraordinary item...............................    $ (1.60)      $0.27      $  (1.33)       $0.06       $  (1.54)
                                                                   =======       =====      ========        =====       ========

----------------------------

(1) Represents legal, accounting, printing, distribution and filing fees related to the Exchange.
(2) Represents $715,000 of Debenture interest accruing at 7 1/2% on $9,538,000 of principal amount and $76,000 of default interest which is calculated at an interest rate of 7 1/2% of unpaid interest and would not have accrued assuming the Exchange occurred effective June 1, 1995.
(3) Represents $214,000 of Debenture interest accruing at 7 1/2% on $9,538,000 of principal amount and $23,000 of default interest which is calculated at an interest rate of 7 1/2% of unpaid interest and would not have accrued assuming the Exchange occurred effective June 1, 1995.

         The Pro Forma Consolidated Statements of Operations do not reflect the non-recurring gain resulting from the Debenture Exchange, which is estimated to be approximately $3,106,000 and $932,000, respectively, before taxes, on a 100% or 30% Exchange of the outstanding $9,538,000 in principal amount of Debentures.

         Assuming 100% of the Debentures are exchanged, the portion of the gain attributable to unpaid principal and interest is $3,090,000 and $16,000, respectively. The principal gain is computed by subtracting from the $9,538,000 of outstanding principal, $4,769,000 of cash ($500 per $1,000 of outstanding principal) and the issuance of $1,679,000 of common stock (16 shares per $1,000 of outstanding principal multiplied by the $11.00 Assumed Value Per Share). The interest gain is computed by multiplying 7 1/2% by the $9,538,000 principal amount outstanding for the period from April 15, 1994 to May 31, 1996 plus interest at 7 1/2% on the unpaid default interest amount for the period from October 15, 1994 to May 31, 1996 based on an increasing default balance as additional payments became due less $80 per $1,000 of $9,538,000 (100% of outstanding principal amount) for an amount of $763,000 of cash and the issuance of $839,000 of common stock (8 shares per $1,000 of the outstanding principal amount exchanged multiplied by the $11.00 Assumed Value Per Share).

                  Assuming 30% of the Debentures are exchanged, the portion of the gain attributable to unpaid principal and interest is $927,000 and $5,000, respectively. The principal gain is computed by subtracting from the 30% of the $9,538,000 of outstanding principal equaling $2,861,00, $1,431,000 of cash ($500 per $1,000 of 30% of the outstanding principal) and the issuance of $504,000 of common stock (16 shares per $1,000 of 30% of the outstanding principal multiplied by the $11.00 Assumed Value Per Share). The interest gain is computed by multiplying 7 1/2% by 30% of the $9,538,000 principal amount outstanding for the period of April 15, 1994 to May 31, 1996 plus interest of 7 1/2% on the unpaid default interest amount for the period from October 15, 1994 to May 31, 1996 due under the exchanged 30% of the $9,538,000 principal amount outstanding, based on an increasing default balance as additional payments became due, less $80 per $1,000 of $2,861,000 (30% of outstanding principal), for an amount of $229,000 of cash and the issuance of $252,000 of common stock (8 shares per $1,000 of principal amount exchanged multiplied by the $11.00 Assumed Value Per Share).

                  The total of default interest installments overdue on the $9,538,000 principal amount outstanding was $357,675 from October 15, 1994 to April 15, 1995; $715,350.00 from April 15, 1995 to October 15, 1995; $1,073,025 from October 15, 1995 to April 15, 1996; and $1,430,700 from April 15, 1996 through May 31, 1996.

                             CHANGES IN ACCOUNTANTS


                  Arthur Andersen LLP ("Arthur Andersen") had been the principal independent accountants of the financial statements for the Company. On May 22, 1995, that firm advised the Company that the Company did not meet Arthur Andersen's client profile. In connection with the audits of the fiscal year ended May 31, 1994, and the subsequent interim period through the date of resignation (the "Period"), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their audit report to the subject matter of the disagreement.



                  Arthur Andersen advised the Company that Arthur Andersen might permit (without commitment) its 1994 audit report to be used in the Company's filings with the Commission, but the appropriate form that such audit report may take, if reissued at a future time, would depend upon the results of post-audit review procedures that Arthur Andersen would perform as it considers necessary in the circumstances. Accountant's reports must be included in various Securities Act or Exchange Act filings with the Commission, or a consent to use such report must be included.


                  The audit reports of Ernst & Young LLP, the independent auditors of the Company, on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended May 31, 1995 and 1996 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than that such auditor's reports contained a paragraph that stated that:

                  The accompanying consolidated financial statements for the years ended May 31, 1996 and 1995 have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has reported annual net losses for each of the last five fiscal years and has working capital deficiencies of $20.2 million and $15.3 million and deficits in total stockholders' equity of $6.8 million and $4.9 million as of May 31, 1996 and May 31, 1995, respectively. Approximately $9.5 million of the working capital deficiency at May 31, 1996, arises from presentation of the Company's convertible subordinated debentures as currently payable due to default in the payment of interest on this obligation commencing October 1994, and an additional $1.6 million of the working capital deficiency results from accrued unpaid interest on this obligation. The Company is seeking to remedy this default through the debenture exchange offer described in Note 10. Among other terms this proposed transaction requires the holders of a majority of the debentures to give their approval to rescind the debt acceleration, and the Company to obtain and expend up to $5.5 million in cash during fiscal 1997 over and above cash required to fund other financing, operating and investing needs. No assurance can be given that the debenture exchange will be successfully accomplished, and the failure to reach a settlement with the holders of the Company's debentures through the debenture exchange or otherwise may cause the debenture holders to pursue the involuntary bankruptcy of the Company and/or the Company to take alternative actions including filing for voluntary protection from creditors. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The 1996 and 1995 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                         COMPREHENSIVE CARE CORPORATION

       THE EXCHANGE AGENT: FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION


                By Mail:                                  By Hand:
     FIRST TRUST OF CALIFORNIA, N.A.           FIRST TRUST OF CALIFORNIA, N.A.
    180 EAST FIFTH STREET, SUITE 200          180 EAST FIFTH STREET, SUITE 200
        ST. PAUL, MINNESOTA 55101                 ST. PAUL, MINNESOTA 55101
       ATTENTION: JOSEPH D. ROACH                ATTENTION: JOSEPH D. ROACH


    REQUESTS FOR ADDITIONAL INFORMATION SHOULD BE DIRECTED TO KERRI RUPPERT, SENIOR VICE PRESIDENT, SECRETARY/TREASURER AND CHIEF FINANCIAL OFFICER,
          COMPREHENSIVE CARE CORPORATION, 1111 BAYSIDE DR., SUITE 100, CORONA DEL MAR, CALIFORNIA 92625, OR BY TELEPHONE TO (800) 678-2273.


                                TABLE OF CONTENTS


PURPOSE OF THE EXCHANGE OFFER...............................................  1

OFFERING SUMMARY............................................................  1

SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION........  4

THE COMPANY.................................................................  6

FINANCIAL INFORMATION.......................................................  6

EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES.............................  7

RATIO OF EARNINGS TO FIXED CHARGES.......................................... 10

RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY............................ 10

PRICE RANGE OF DEBENTURES................................................... 11

PRICE OF SECURITIES PRIOR TO ANNOUNCEMENT................................... 11

INTERESTS OF CERTAIN PERSONS................................................ 11

THE EXCHANGE OFFER.......................................................... 12

PRICE RANGE OF THE COMMON SHARES............................................ 24

SHARES ELIGIBLE FOR FUTURE SALE............................................. 25

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES................................... 26

DESCRIPTION OF CAPITAL STOCK................................................ 29

DESCRIPTION OF DEBENTURES................................................... 31

RISK FACTORS................................................................ 35

PRINCIPAL STOCKHOLDERS...................................................... 47

USE OF PROCEEDS   .......................................................... 48

DIVIDEND POLICY   .......................................................... 48

PRO FORMA CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS.......... 49

CHANGES IN ACCOUNTANTS...................................................... 58





                                       59